UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Avis Budget Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2011

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Avis Budget Group, Inc. (the “Company”), which will be held at the DoubleTree Hotel Downtown Wilmington—Legal District, 700 N. King Street, Wilmington, Delaware 19801 on May 20, 2011 at 11:00 a.m., Eastern Time. We look forward to greeting as many of our stockholders as possible.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning the Company of which you should be aware when you vote your shares.

This year, we have again elected to take advantage of the “Notice and Access” rules of the Securities and Exchange Commission with respect to furnishing our proxy materials and our 2010 Annual Report to stockholders over the Internet. We are continuing the use of this method with a portion of our stockholders and believe this process provides a convenient and quick way to access your proxy materials and 2010 Annual Report and vote. Expanded electronic dissemination expedites receipt of your proxy materials and 2010 Annual Report while allowing us to reduce the environmental impact of our annual meeting and to reduce the costs of printing and mailing full sets of proxy materials. Many stockholders will receive a notice of Internet availability of proxy materials and the 2010 Annual Report (the “Notice”) containing convenient instructions on how to access annual meeting materials via the Internet. If you received the Notice, you will not receive a printed copy of the proxy materials or the 2010 Annual Report, unless you specifically request one. The Notice also provides instructions on how to receive paper copies if preferred.

Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card mailed to you or requested by you via the Internet and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the Additional Information section of the Proxy Statement to obtain a ticket.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by telephone, electronically via the Internet or, if you received paper copies of the proxy material by mail, by marking your votes on the enclosed proxy card. If you vote on the enclosed proxy card, you must sign, date and mail the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then withdraw your proxy.

On behalf of the Board of Directors and the employees of Avis Budget Group, Inc., I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

Ronald L. Nelson

Chairman of the Board and

Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 20, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Avis Budget Group, Inc. (the “Company”) will be held on May 20, 2011 at 11:00 a.m. Eastern Time, at the DoubleTree Hotel Downtown Wilmington—Legal District, 700 N. King Street, Wilmington, Delaware 19801 (the “Meeting”), to consider and vote upon the following matters:

1. To elect as directors the nine nominees named in the accompanying proxy statement for a one-year term expiring in 2012 and until their successors are duly elected and qualified or until his or her earlier resignation or removal.

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2011.

3. To hold a non-binding advisory vote on the compensation of our named executive officers.

4. To hold a non-binding advisory vote on the frequency of advisory votes on the compensation of our named executive officers.

5. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 24, 2011 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose germane to the Meeting, at the Meeting and for ten days prior to the Meeting during ordinary business hours at 6 Sylvan Way, Parsippany, New Jersey 07054, the Company’s principal place of business.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 20, 2011

The Company’s Proxy Statement on Schedule 14A,

form of proxy card and 2010 Annual Report on Form 10-K

are available at:

http://bnymellon.mobular.net/bnymellon/car

By Order of the Board of Directors

JEAN M. SERA

Secretary

Dated: March 25, 2011

AVIS BUDGET GROUP, INC.

6 Sylvan Way

Parsippany, New Jersey 07054

PROXY STATEMENT

Annual Meeting of Stockholders to

be held on May 20, 2011

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Avis Budget Group, Inc. (the “Company” or “Avis Budget”) is soliciting your vote at the 2011 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the “Meeting”), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. On or about April 4, 2011, the Company will first mail to certain stockholders of record the Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement online, or in the alternative, request a paper copy of the proxy materials and a proxy card, and also will first mail to certain other stockholders this Proxy Statement and the enclosed proxy card.

What items will I be voting on?

•	Election of Directors (see page 52).

•	Ratification of Deloitte & Touche LLP as the Company’s independent registered accounting firm for fiscal year 2011 (see pages 53-54).

•	A non-binding advisory vote on the compensation of our named executive officers (see pages 55-56).

•	A non-binding advisory vote on the frequency of the advisory vote on the compensation of our named executive officers (see page 57).

How many votes do I have?

You will have one vote for every share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), you owned as of the close of business on March 24, 2011 (the “Record Date”).

How many votes can be cast by all stockholders?

104,896,648, consisting of one vote for each of the Company’s shares of Common Stock that were outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

One-third of the outstanding shares of Common Stock entitled to vote at the Meeting, or 34,965,549 votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Stockholders of record who are present at the Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of Common Stock of record who do not vote on particular proposals because the brokers do not have discretion to vote and have not received instructions from their customers as to how to vote, will be included in the number of stockholders present at the Meeting for purposes of determining whether a quorum is present for the transaction of business at the Meeting.

How does a stockholder nominate someone to be a director?

Director nominations may be made by a stockholder so long as the qualifying shareholder follows the procedures outlined in the by-laws of the Company as summarized below. Pursuant to the Company’s by-laws, as amended and restated, for a nomination to be made by a stockholder, such stockholder must have given the proper notice not less than ninety (90) days before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, in the event that the annual meeting of stockholders is called for on a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting of stockholders was made, whichever occurs first. For the 2012 annual meeting, the Company must receive such notice on or before February 20, 2012. Such notice and nomination should be submitted in writing to the Secretary of the Company within the specific time limits and should include the information required for stockholder nominations set forth in the Company’s by-laws.

The complete description of the procedure for shareholder nominations is contained in the Company’s by-laws. A copy of the full text of the by-law provision containing this procedure may be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

How many votes are required to elect directors and adopt the other proposals?

•

Election of Directors (Proposal 1). In an uncontested election, Directors are each elected by a majority of the votes cast with respect to that nominee. This means that the number of votes cast “for” each Director nominee must exceed the number of votes cast “against” that nominee. Any “abstentions” or “broker non-votes” are not counted as votes cast “for” or “against” that Director’s election and will have no effect on the election of Directors. In contested elections, where the number of Director nominees exceeds the number of Directors to be elected, Directors will be elected by the vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote on the election of Directors. Brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the election of directors unless such brokers receive specific voting instructions from the beneficial owners of such shares.

•

Ratification of Appointment of Auditors (Proposal 2). Approval of the proposal relating to the ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2011 requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Brokers who hold shares of Common Stock in “street name” will have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the ratification of the appointment of the Company’s independent registered public accounting firm when such brokers do not receive instructions from the beneficial owners of such shares. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against such proposal.

•

Advisory Vote on the Compensation of our Named Executive Officers (Proposal 3). Approval, in a non-binding advisory vote, of the compensation of our named executive officers (“Say on Pay”) requires a vote of the majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. In determining whether such proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against such proposal. Brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the approval of the compensation of our named executive officers unless such brokers receive specific voting instructions from the beneficial owners of such shares.

•

Advisory Vote on the Frequency of Say on Pay Votes (Proposal 4). Recommendation, in a non-binding advisory vote, of how frequently an advisory shareholder vote to approve the compensation of our named executive officers should occur requires a majority of the votes cast with respect to a particular frequency of the advisory vote on executive officer compensation. This means that the number of votes cast for a particular frequency of the advisory vote on executive officer compensation must exceed the aggregate number of votes cast for all other alternative frequencies available in the advisory vote on executive officer compensation. Any “abstentions” or “broker non-votes” are not counted as votes cast for any frequency of the advisory vote on executive officer compensation and will have no effect. Stockholders are being provided an opportunity to make an advisory recommendation as to whether an advisory vote to approve named executive compensation should occur every one, two or three years. Brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the frequency of the advisory vote on executive compensation unless such brokers receive specific voting instructions from the beneficial owners of such shares.

A “broker non-vote” occurs when a broker does not have discretion to vote on a particular proposal and the broker has not received instructions from the beneficial owner of the shares of common stock as to how to vote on such proposal. If you hold your shares of common stock in “street name” and do not provide voting instructions to your broker within the required time frame before the Annual Meeting, your shares of Common Stock will not be voted by the broker for Proposals 1, 3, or 4, but the broker will have the discretion to vote your shares of common stock on Proposal 2.

What is the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” the election of each of the nominees for the Board (Proposal No. 1);

•	“FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2011 (Proposal No. 2);

•	“FOR” the proposal regarding the compensation of our named executive officers (Proposal No. 3); and

•	ONCE EVERY YEAR (“1 YEAR”) with respect to the frequency of the advisory vote on the compensation of our named executive officers (Proposal No. 4).

How do I vote?

You should submit your proxy or voting instructions as soon as possible.

If you received a paper copy of this Proxy Statement. You can vote by valid proxy received by telephone, electronically via the Internet or by mail. If voting by mail, you must:

•	indicate your instructions on the proxy card;

•	date and sign the proxy card;

•	mail the proxy card promptly in the enclosed envelope; and

•	allow sufficient time for the proxy card to be received before the date of the Meeting.

Alternatively, in lieu of returning signed proxy cards, holders of record of shares of Common Stock can vote such shares by telephone or electronically via the Internet. If you are a registered stockholder (that is, if you hold your stock directly in your name through our transfer agent), you may vote by telephone or electronically via the Internet by following the instructions included with your proxy card. If your shares of Common Stock are held in

“street name” such as in a stock brokerage account, by a bank or other nominee, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically via the Internet. The deadline for voting by telephone or electronically via the Internet is 11:59 p.m., Eastern Time, on May 19, 2011.

If you received a Notice of Internet availability of this Proxy Statement. Please submit your proxy via the Internet using the instructions included in the Notice of Internet availability of this Proxy Statement. The deadline for voting is 11:59 p.m., Eastern Time, on May 19, 2011.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy (including a proxy by telephone or electronically via the Internet), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Meeting and voting in person. However, if you hold any shares of Common Stock in “street name,” you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the holder of record of such shares.

What if I do not vote for some of the matters listed on my proxy card?

Shares of Common Stock represented by proxies received by the Company (whether through the return of the enclosed proxy card, by telephone or electronically via the Internet), where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of Directors), will be voted in accordance with the specification(s) so made.

If your proxy is properly executed but does not contain voting instructions, or if you vote by telephone or electronically via the Internet without indicating how you want to vote, your shares will be voted:

•	“FOR” the election of all nine nominees for the Board of Directors (Proposal No. 1);

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2011 (Proposal No. 2);

•	“FOR” the proposal regarding the compensation of our named executive officers (Proposal No. 3); and

•	ONCE EVERY YEAR (“1 YEAR”) with respect to the advisory vote on the compensation of our named executive officers (Proposal No. 4).

How do participants in savings plans vote?

For participants in the “Avis Budget Group, Inc. Employee Savings Plan,” the “AB Car Rental Services Retirement Savings Plan” and the “AB Car Rental Services Retirement Savings Plan for Collectively Bargained Employees” (collectively, the “Savings Plans”) with shares of Common Stock credited to their accounts, voting instructions for the trustees of the Savings Plans are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plans, the respective trustees will vote shares of Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to noon, Eastern Time, on May 13, 2011, the trustees of the Savings Plans will vote the shares of Common Stock with respect to which it has not received instructions proportionately in accordance with the shares of Common Stock for which it has received instructions. Instructions given with respect to shares of Common Stock in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after noon, Eastern Time, on May 13, 2011. Participants in the Savings Plans are not entitled to vote in person at the Meeting. If a participant in any of the Savings Plans has shares of Common Stock credited to his or her account and also owns other shares of Common Stock, he or she should receive separate proxy cards for shares of Common Stock credited to his or her account in the Savings Plans and any other shares of Common Stock that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares of Common Stock owned by him or her or held for his or her benefit in the Savings Plans.

Could other matters be decided at the Meeting?

The Board of Directors does not intend to bring any matter before the Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Do I need a ticket to attend the Meeting?

Yes. Attendance at the Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with this Proxy Statement (or requested via the Internet) is the Meeting ticket. Beneficial owners with shares of Common Stock held through an intermediary, such as a bank or broker, should request tickets in writing from the Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them on the Meeting date at the registration desk upon verifying his or her stock ownership as of the Record Date. In accordance with the Company’s security procedures, all persons attending the Meeting must present picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company. Cameras and recording devices will not be permitted at the Meeting.

Why did certain stockholders receive in the mail a one-page Notice regarding Internet availability of this Proxy Statement rather than a printed copy?

As permitted by the Securities and Exchange Commission (“SEC”) rules allowing companies to provide stockholders with access to proxy materials over the Internet, we are making this Proxy Statement available to our stockholders electronically via the Internet. Accordingly, to reduce the environmental impact of our annual meeting and reduce costs, we are sending to a portion of our stockholders a Notice containing instructions on how to access this Proxy Statement online. If you received such Notice by mail, you will not receive a printed copy of this Proxy Statement in the mail unless you request to receive a printed copy of this Proxy Statement. Instructions on how to access this Proxy Statement over the Internet or to request a printed copy are set forth in such Notice. In addition, stockholders may request to receive proxy materials in print form or electronically by email on an ongoing basis.

How can I find the voting results of the Annual Meeting?

Voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K (the “Initial Form 8-K”), which the Company is required to file with the SEC within four business days following the Annual Meeting. The Company’s decision on how frequently to hold an advisory vote with respect to the compensation of our named executive officers will be disclosed either in the Initial Form 8-K or in an amended Current Report on Form 8-K, which the Company is required to file with the SEC within 150 days following the Annual Meeting.

How can I access the Company’s proxy materials and annual report electronically?

A copy of this Proxy Statement and the Annual Report on Form 10-K filed by the Company with the SEC for its latest fiscal year is available without charge to stockholders at http://bnymellon.mobular.net/bnymellon/car, at the Company’s website at www.avisbudgetgroup.com, or upon written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations. You can elect to receive future annual reports and proxy statements electronically by following the instructions provided if you vote via the Internet or by telephone. Choosing to access your future proxy materials electronically will help the Company conserve natural resources and reduce the cost of distributing the Company’s proxy materials. If you choose to access future proxy materials electronically, you will receive an email with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by email will remain in effect until you terminate it.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

BOARD OF DIRECTORS

General

The Board of Directors presently consists of nine members. The directors elected at the Meeting will serve for a term of one year expiring at the 2012 annual meeting of stockholders and until their successors are duly elected and qualified or until his or her earlier resignation or removal. The name and age of each present director, his or her position with the Company, and principal occupations and directorships held with other public companies during the past five years are set forth below. In addition to the information presented below regarding each director’s experience, skills and attributes that contribute to the effectiveness of the Board of Directors as a whole, each director possesses valuable business management and leadership experience, demonstrates an ability to exercise sound judgment and business acumen, and brings unique perspective to the Board.

Name of Present Director	Age	Present Position
Ronald L. Nelson	58	Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer and Director
Mary C. Choksi	60	Director
Leonard S. Coleman	62	Presiding Director and Chairman of the Corporate Governance Committee
Martin L. Edelman	69	Director
John D. Hardy, Jr.	67	Director and Chairman of the Compensation Committee
Lynn Krominga	60	Director
Eduardo G. Mestre	62	Director
F. Robert Salerno	59	Vice Chairman and Director
Stender E. Sweeney	72	Director and Chairman of the Audit Committee

Biographical Information for Nominees

Mr. Nelson has been Chairman and Chief Executive Officer of the Company since August 2006 and director since April 2003. He has also served as President and Chief Operating Officer of the Company since June 2010. Prior to August 2006, Mr. Nelson held several executive finance and operating roles, starting in April 2003, with Cendant Corporation (as the Company was formerly known, “Cendant”), including as Chief Financial Officer and President. From November 1994 to March 2003, Mr. Nelson was Co-Chief Operating Officer of DreamWorks SKG. Prior thereto, he was Executive Vice President, Chief Financial Officer and a director at Paramount Communications, Inc., formerly Gulf + Western Industries, Inc. Mr. Nelson serves on the boards of Convergys Corporation and Hanesbrands Inc., which both file reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Nelson also served on the board of PHH Corporation from September 2003 to January 2005. Mr. Nelson’s role as Chief Executive Officer of the Company, history with the Company and Cendant, including as Cendant’s Chief Financial Officer, significant operating experience and extensive board experience led to the conclusion that Mr. Nelson should serve as a director of the registrant.

Ms. Choksi has been a director since March 2007. Ms. Choksi is a founding partner and Managing Director of Strategic Investment Group, Emerging Markets Investors Corporation (“EMI”) and Emerging Markets Management (“EMM”), investment management groups founded in 1987, which design and implement global investment strategies for large institutional and individual investors. Within Strategic, Ms. Choksi is a member of the investment strategy group charged with overseeing the asset mix of globally diversified client portfolios, supervises reporting to all clients and has responsibilities in corporate planning. EMM manages portfolios of marketable equities in the emerging markets of Asia, Europe, Latin America, Africa, and the Middle East on behalf of institutional and private investors. Ms. Choksi serves on the Board of Managing Directors of EMM, as well as on the boards of the Emerging Markets South Asia Fund and the Emerging Markets Quantitative Portfolio. Prior to the establishment of Strategic, EMI and EMM, Ms. Choksi worked in the Pension Investment Division of the World Bank, which was responsible for investing the institution’s pension plan. Before joining the Bank’s finance complex, she worked for nine years in the development arm of the Bank, working on South and Southeast Asia. From 1996 to 2006, Ms. Choksi served on the board of H.J. Heinz Company, which files reports pursuant to the Exchange Act. Ms. Choksi’s collective board experience, including as a director of the Board and the Heinz board and service on the Audit Committees of both companies, international and financial experience, and diverse personal background led to the conclusion that Ms. Choksi should serve as a director of the registrant.

Mr. Coleman has been a director since December 1997, Presiding Director at executive sessions of the Board since February 2003 and Chairman of the Governance Committee since August 2006. Mr. Coleman was a director of HFS Incorporated (“HFS”) from April 1997 until December 1997. From 1999 to December 2005, Mr. Coleman was a Senior Advisor to Major League Baseball. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman is a director of the following corporations which file reports pursuant to the Exchange Act: Omnicom Group Inc., H.J. Heinz Company, Churchill Downs Incorporated and Electronic Arts Inc. Since 2000, Mr. Coleman has also served on the board of Aramark Corporation, which filed reports pursuant to the Exchange Act through 2007, and he also served on the board of New Jersey Resources Corporation from 1995 to 2004. In 1982, Mr. Coleman was appointed to a four-year term as commissioner of the New Jersey Department of Energy. Mr. Coleman’s diverse personal background, history with the Company, extensive board experience, international experience and public service led to the conclusion that Mr. Coleman should serve as a director of the registrant.

Mr. Edelman has been a director since December 1997 and was a director of HFS from November 1993 to December 1997. Mr. Edelman has been Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, a New York City law firm, since June 2000. Mr. Edelman was a partner with Battle Fowler LLP, which merged with Paul, Hastings, Janofsky & Walker, LLP, from 1972 to 1993 and was Of Counsel to Battle Fowler LLP from 1994 to June 2000. Mr. Edelman also serves as a director of the following corporations that file reports pursuant to the Exchange Act: Capital Trust, Inc. and Ashford Hospitality Trust, Inc. Mr. Edelman also served on the board of Realogy Corporation from 2006 to 2007 and Hanover Direct, Inc. from 2003 to 2004. Mr. Edelman’s history with the Company, including as Chairman in 1999, broad legal experience and extensive experience advising companies led to the conclusion that Mr. Edelman should serve as a director of the registrant.

Mr. Hardy has been a director and Chairman of the Compensation Committee since April 2008. From 1981 until his retirement in 2008, Mr. Hardy was a partner at the law firm of O’Melveny & Myers LLP where he practiced corporate and securities law and served on the firm’s compensation committee. From June 2008 through June 2009, Mr. Hardy was a partner at the law firm of Venable LLP where he focused on recruitment and practice development for the firm’s West Coast business practice. Mr. Hardy’s extensive background and familiarity with the securities laws and the legal aspects of financing transactions, past service on the Board and compensation committee experience led to the conclusion that Mr. Hardy should serve as a director of the registrant.

Ms. Krominga has been a director since October 2006. Ms. Krominga is an attorney and business executive. Since 1999, Ms. Krominga has been a consultant to private equity and venture capital firms and to start-up and early stage technology companies and served as chief executive officer of Fashion Wire Daily, Inc. in 2002. From 1981 to 1999, Ms. Krominga held various senior executive and legal positions at Revlon, including President, Licensing Division, and General Counsel. Prior to that, Ms. Krominga was an attorney at American Express Company and at Cleary, Gottlieb, Steen & Hamilton. Ms. Krominga currently serves on the board of Neogenix Oncology, Inc., a company that files reports pursuant to the Exchange Act, and is a member of its audit and corporate governance committees. Ms. Krominga also serves as a director of Sunrise Senior Living, Inc., a company that files reports pursuant to the Exchange Act. From March through November 2008, Ms. Krominga served as Chairman of the Board of Sunrise Senior Living, and was appointed Lead Director thereafter (when the former CEO assumed the position of chair), and both such roles include voting membership on all board committees. Ms. Krominga’s extensive management and director experience in public and private companies, broad legal experience, including extensive knowledge of corporate governance and regulatory issues, and international business experience led to the conclusion that Ms. Krominga should serve as a director of the registrant.

Mr. Mestre has been a director since July 2008. Since 2004, Mr. Mestre has been Vice Chairman of Evercore Partners, where he is responsible for the firm’s corporate advisory business. Prior to joining Evercore, Mr. Mestre served as Chairman of Investment Banking at Citigroup, among numerous leadership positions he filled during a 27-year career there. Mr. Mestre’s diverse personal background, history with the Company, extensive corporate advisory experience and service on the Board led to the conclusion that Mr. Mestre should serve as a director of the registrant.

Mr. Salerno has been Vice Chairman of the Company since June 2010 and a director of the Company since August 2006. Mr. Salerno was previously President and Chief Operating Officer of the Company from August 2006 to June 2010. For nearly 30 years, Mr. Salerno has held numerous leadership positions with the Company, including as chief executive of Cendant’s vehicle rental business and as President and Chief Operating Officer of Avis from 1996 to November 2002. Mr. Salerno’s extensive career with the Company and familiarity with all aspects of its business led to the conclusion that Mr. Salerno should serve as a director of the registrant.

Mr. Sweeney has been a director and Chairman of the Audit Committee since August 2006. Mr. Sweeney has been a financial advisor and equity investor in several privately held enterprises since 1998. In 1997, Mr. Sweeney served in a senior financial and operating capacity for a joint venture between DreamWorks SKG and Pacific Data Images. From 1995 to 1996, Mr. Sweeney was the Chief Executive Officer and a director of Vehicle Information Network, a database management and marketing company. From 1994 to 1995, Mr. Sweeney was the Chief Financial Officer and Principal of The Onyx Group, a shopping center development and management company. From 1968 to 1994, Mr. Sweeney served in various positions at The Times Mirror Company, the last eight years of which as Vice President, Finance. Mr. Sweeney serves on the board of the Payden & Rygel Investment Group, which files reports pursuant to the Exchange Act. Mr. Sweeney’s extensive finance and operating experience, as well as Mr. Sweeney’s experience on the audit committees of the registrant and the Payden & Rygel Investment Group, led to the conclusion that Mr. Sweeney should serve as a director of the registrant.

Functions and Meetings of the Board of Directors

The Company’s corporate governance guidelines, director independence criteria, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Director Independence

To determine director independence, our Board of Directors reviews commercial and charitable relationships of each director to evaluate such director’s independence in accordance with the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”) and pursuant to our own director independence criteria, which can be accessed on our website at www.avisbudgetgroup.com. In conducting its review, the Board of Directors considers a number of factors, including the director’s and his or her family members’ relationships with the Company and its subsidiaries, affiliates, executive officers and auditors; his or her relationships with foundations, universities and other non-profit organizations to which the Company has made a certain level of contributions during the past three years; and whether such director or his or her family members have, during the past three years, been part of an “interlocking directorate” in which an executive officer of the Company served on the compensation (or equivalent) committee of another company that employs such director or his or her family member as an executive officer.

After evaluating the factors described above, the Board of Directors has affirmatively determined that seven of our current directors are independent in accordance with NASDAQ corporate governance listing standards and our own director independence criteria. Our independent directors are currently Mary C. Choksi, Leonard S. Coleman, Martin L. Edelman, John D. Hardy, Jr., Lynn Krominga, Eduardo G. Mestre, and Stender E. Sweeney. In connection with its determination that Mr. Edelman is independent, the Board of Directors considered the commercial and charitable relationships of Mr. Edelman, including Mr. Edelman’s role as Of Counsel with Paul, Hastings, Janofsky & Walker, LLP, which has provided legal services to the Company. In each of 2008, 2009 and 2010, the Company paid Paul Hastings approximately $100,000 for such services. In 2007, Paul Hastings received approximately $650,000 in respect of legal services, primarily in connection with a legal matter of Cendant, and as a result, the majority of such fees were paid by Realogy Corporation and Wyndham Worldwide Corporation, pursuant to agreements entered into at the time of the separation of our Company into four separate companies (the “Cendant Separation”).

We also maintain a Corporate Governance Committee, a Compensation Committee and an Audit Committee, and all of the directors serving on such committees are independent, based upon NASDAQ corporate governance listing standards and our own director independence criteria.

Board Leadership Structure

The Board of Directors, which is comprised of individuals who are familiar with board processes, is focused on preserving the long-term interests of our shareholders and is committed to maintaining effective and responsible corporate governance. The Board of Directors has determined that the current leadership structure, consisting of a combined Chairman of the Board and Chief Executive Officer position, an independent presiding director and independent membership for the Audit, Compensation and Corporate Governance Committees of the Board of Directors, best serves the Company and its shareholders. The Board of Directors believes this form of leadership promotes unified direction for the Company and demonstrates for all stakeholders that the Company is under strong leadership by allowing a single person to have primary responsibility for managing operations and a clear focus on executing business plans and strategic initiatives. A combined CEO/Chairman of the Board position also eliminates the potential for confusion or a duplication of efforts and the role of an independent presiding director, as further discussed below, adequately addresses any concerns over maintaining such a combined leadership role. Mr. Nelson, who possesses extensive financial and operating management experience as well as substantial board experience, has served in the dual role of Chairman of the Board and Chief Executive Officer since 2006. Under Mr. Nelson’s leadership, the Company has maintained its position as a leader in the vehicle rental industry and successfully managed through an unprecedented period of economic uncertainty and turmoil.

The position of Presiding Director was established in February 2003 by the Board of Directors to appoint an independent director whose primary responsibilities include presiding over periodic executive sessions of the independent members of the Board of Directors, advising the Chairman of the Board and committee chairs with respect to meeting agenda and information needs, providing advice with respect to the selection of committee chairs and performing other duties that the Board of Directors may from time to time delegate to assist it in the fulfillment of its responsibilities. Such delegation of well-defined responsibilities to an independent Presiding Director helps ensure that an appropriate counter-balancing leadership structure is in place. The independent members of the Board of Directors have designated Leonard S. Coleman to serve in this position until the Company’s 2012 annual meeting of stockholders. Mr. Coleman has served in this role since its creation and brings a history of leadership experience as a lead independent director.

Risk Management and Risk Assessment

Our Audit Committee has the primary responsibility for the oversight of risk management and risk assessment, including the Company’s major financial risk exposures and the steps management has undertaken to control such risks. The Board of Directors remains actively involved in such oversight of risk management and assessment and receives periodic presentations from our executive officers and certain of their direct reports, as the Board of Directors may deem appropriate. While the Board of Directors maintains such oversight responsibility, management is responsible for the day-to-day risk management processes. The Board of Directors believes this division of responsibility is the most effective approach for addressing the risks facing the Company.

In 2011, in consultation with the Corporate Governance Committee and the Board of Directors, management reviewed the Company’s compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviewed the Company’s incentive compensation programs applicable to all employees with the chairmen of the Audit and Compensation Committees and the Company’s compensation consultant to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, the following mitigating features of the Company’s incentive compensation programs were considered: (1) the Company’s recoupment policies; (2) that virtually all of the Company’s annual incentive programs allow for “downward discretion”, which permits the Company to reduce incentive compensation payouts; and (3) that executive officers are subject to share ownership and retention guidelines. As a result of this process, there were no recommended changes to the Company’s incentive compensation programs.

Communicating with the Board of Directors

Stockholders and other interested parties may send communications to the Board of Directors by writing to the Board of Directors, c/o the Secretary, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. In addition, all parties interested in communicating directly with the Presiding Director or with any other independent director may do so by writing to Avis Budget Group, Inc. at the same address, Attention: Presiding Director, c/o the Secretary or via e-mail at presidingdirector@avisbudget.com. The Presiding Director is responsible for reviewing and distributing all interested parties’ communications received to the intended recipients and/or to the full Board of Directors, as appropriate.

Codes of Conduct

The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Board of Directors has also adopted a code of business conduct and ethics for directors. Both codes of conduct are available in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com. The purpose of these codes of conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

Board of Directors Meetings

The Board of Directors held eight meetings and acted by unanimous written consent on one occasion during 2010. In 2010, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which they served. All directors are required to attend each regularly scheduled Board of Directors meeting. Attendance at the Company’s annual meeting of stockholders is strongly encouraged, and our goal is for a representative of each of the Audit Committee, Compensation Committee and Governance Committee to be present at each annual meeting. The 2010 annual meeting of stockholders was attended by all directors.

Committees of the Board of Directors

Name	Audit	Compensation	Corporate Governance	Executive
Mary C. Choksi	✓		✓
Leonard S. Coleman		✓	Chair
Martin L. Edelman				✓
John D. Hardy, Jr.		Chair
Lynn Krominga	✓	✓
Eduardo G. Mestre
Ronald L. Nelson				Chair
F. Robert Salerno				✓
Stender E. Sweeney	Chair		✓
Committee Meetings Held in 2010	8	5	3	5*

*	The Executive Committee acted by unanimous consent on five occasions in 2010.

Audit Committee

The Audit Committee oversees the audits of the financial statements of the Company, as well as the accounting and financial reporting process of the Company, including oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent auditors’ qualifications and independence, (iii) the performance of the Company’s independent auditors and the Company’s internal audit function and (iv) the Company’s compliance with legal and regulatory requirements. See “Report of Audit Committee” below. The Board of Directors has determined that all members of the Audit Committee are independent directors under the Company’s Director Independence Criteria and within the meaning of applicable NASDAQ rules, and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board of Directors has determined that Mr. Sweeney qualifies as an “audit committee financial expert” as defined by the rules of the SEC, thereby satisfying NASDAQ’s “financial sophistication” requirement, and is independent as defined by NASDAQ with respect to audit committee members. The text of the Audit Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Compensation Committee

The role of the Compensation Committee is to assure that our executive officers are compensated effectively in a manner consistent with our stated compensation strategy, internal equity considerations, and competitive practice.

The primary responsibilities are as follows:

•	Review and approve our stated compensation strategy;

•	Annually review and determine the individual elements of total compensation for the Chief Executive Officer;

•	Review and approve individual elements of total compensation for our executive officers;

•	Assure that our annual and long-term bonus and incentive compensation plans are administered in a manner consistent with our compensation strategy;

•

Make recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans and approve, subject, where appropriate, to submission to stockholders, all new equity-related incentive plans for executive officers;

•	Review and approve all stock option and other equity awards; and

•	Evaluate its performance under its charter on an annual basis.

We refer you to “Executive Compensation” below for additional information regarding the Compensation Committee’s processes and procedures.

The Board of Directors has determined that each member of the Compensation Committee is an independent director in accordance with NASDAQ listing standards and the Company’s Director Independence Criteria, an outside director for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), and a non-employee director for purposes of Section 16 of the Exchange Act. The text of the Compensation Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Corporate Governance Committee

The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Corporate Governance Committee also reviews director compensation and makes recommendations as to the terms and conditions of such compensation to the Board. In determining director compensation for 2010, the Corporate Governance Committee reviewed the Company’s compensation practices for the prior year and consulted with Pay Governance LLC, the Company’s compensation consultant, to evaluate relevant market trends, data and practices. Based upon such review, the recommendations of the compensation consultant and other factors, the Corporate Governance Committee determined to recommend a $20,000 increase in the annual retainer, which represented the first increase in director compensation since 2006, and is payable 50% in cash and 50% in deferred Common Stock.

The Board of Directors has determined that each of the current members qualifies as an independent director under applicable NASDAQ rules and the Company’s Director Independence Criteria. The text of the Corporate Governance Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Director Nomination Procedures

The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board of Directors. It seeks to ensure that all members of the Company’s Audit Committee meet the Company’s Director Independence Criteria and the financial literacy requirements under applicable NASDAQ rules; that at least one of the members of the Audit Committee qualifies as an “audit committee financial expert” under the rules of the SEC and thereby satisfies NASDAQ’s “financial sophistication” requirement, and that all members of the Compensation Committee and the Corporate Governance Committee meet the Company’s Director Independence Criteria. Nominees for director positions are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to the duties associated with being a member of the Board of Directors.

The Corporate Governance Committee will consider written proposals from stockholders for candidates to be nominees for director positions. In considering candidates submitted by stockholders, the Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. Any such proposal should be submitted to the Corporate Governance Committee, c/o the Secretary of the Company, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, and should include the following: (a) the name of the stockholder and evidence of such stockholder’s beneficial ownership of the shares of Common Stock, including the number of shares of Common Stock beneficially owned and the length of time of such beneficial ownership; and (b) the name of the candidate, such candidate’s resume or a listing of his or her qualifications to be a director of the Company and such candidate’s consent to be named as a director, if selected by the Corporate Governance Committee, nominated by the Board of Directors and elected. The written proposal should be submitted in the time frame and consistent with the requirements described in the by-laws of the Company and under the caption “Stockholder Proposals for 2012 Annual Meeting” below.

The process for identifying and evaluating candidates to be nominees to the Board of Directors is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Corporate Governance Committee deems appropriate, a third-party search firm. Such candidates are evaluated by the Corporate Governance Committee by reviewing such candidates’ biographical information and qualification and checking the candidates’ references. Qualified candidates are interviewed by at least one member of the Corporate Governance Committee. Using the input from such interview and other information obtained by the Corporate Governance Committee, the Corporate Governance Committee evaluates whether such candidate is qualified to serve as a director and whether the Corporate Governance Committee should recommend to the Board of Directors that the Board nominate such candidate or elect such candidate to fill a vacancy on the Board of Directors. Candidates recommended by the Corporate Governance Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The Corporate Governance Committee expects that a similar evaluation process will be used to evaluate candidates to be nominees for director positions recommended by stockholders. However, to date, the Company has not received any stockholder proposal to nominate a director.

While the Board has not adopted a formal policy with respect to diversity, the Corporate Governance Committee believes it is important that nominees for the Board represent diverse viewpoints and backgrounds. The Corporate Governance Committee is committed to advancing Board diversity, defined to include differences of viewpoint, professional experience, education, skill, race, gender and national origin, and, as specified in its charter, considers diversity in the mix of qualifications, experience, attributes or skills considered in its process of identifying and evaluating candidates to be nominees to the Board of Directors.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board of Directors is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the by-laws or any resolution or resolutions of the Board of Directors, (b) declare any dividend or make any other distribution to the stockholders of the Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors.

Succession Planning

The Board of Directors is responsible for the development, implementation and periodic review of a succession plan for our Chief Executive Officer and each senior executive position, all of whom have been designated as members of our Senior Leadership Team (“SLT”). Our Board of Directors believes that effective succession planning and talent management and development play a critical role in safeguarding business capabilities, developing strong leadership quality and executive bench strength and optimizing overall business development, operating performance, profitability and shareholder value. As such, based upon a review of recommendations made by senior management, the Board of Directors has developed a list of critical attributes and has implemented a formal assessment process employing an external advisor to assess and develop successor candidates not only for the position of Chief Executive Officer but for each position held by a SLT member. In order to ensure that qualified candidates are available for all SLT positions, the Board of Directors oversees the development of internal candidates, maintains talent development plans to strengthen the skills and qualifications of such candidates and would be responsible, if necessary, for the identification of suitable external successor candidates. The Board of Directors has also developed an “emergency” succession plan in the event of an unexpected disability or inability of our Chairman and Chief Executive Officer to perform his duties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”) as of February 22, 2011 by (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors and each of its named executive officers named in the Summary Compensation Table below and (iii) all of the Company’s directors and current executive officers as a group.

Name of Beneficial Owner	Total Amount of Shares Beneficially Owned(1)		Percent of Common Stock Owned(2)	Of the Total Number of Shares Beneficially Owned, Shares which May be Acquired within 60 Days(3)
Principal Stockholders:**
BlackRock, Inc.(4)	8,102,347		7.8%	—
Putnam, LLC(5)	7,455,484		7.2%	—
SRS Investments(6)	7,000,000		6.7%	—
Columbia Wanger Asset Management, L.P.(7)	6,917,270		6.7%	—
Dimensional Fund Advisors LP(8)	6,261,335		6.0%	—
Senator Investment Group LP(9)	6,000,000		5.8%	—
PAR Investment Partners, L.P.(10)	5,885,429		5.7%	—
Vanguard Group, Inc.(11)	5,670,165		5.5%	—

Directors and Named Executive Officers:
Ronald L. Nelson	834,146	(12)	*	561,249
Mary C. Choksi	32,963	(13)	*	5,863
Leonard S. Coleman	34,321	(14)	*	9,321
Martin L. Edelman	33,505	(15)	*	8,205
John D. Hardy, Jr.	5,863	(16)	*	5,863
Lynn Krominga	18,458	(17)	*	5,958
Eduardo G. Mestre	5,296	(18)	*	5,296
F. Robert Salerno	574,451	(19)	*	449,503
Stender E. Sweeney	12,585	(20)	*	12,485
Larry D. De Shon	222,778	(21)	*	181,671
Thomas M. Gartland	207,442	(22)	*	191,549
David B. Wyshner	380,261	(23)	*	310,167

All Directors and Executive Officers as a group (16 persons)	3,006,056	(24)	2.8%	2,245,546	(25)

*	Amount represents less than 1% of outstanding Common Stock.
**	Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through February 22, 2011.
(1)	Shares beneficially owned include (i) direct and indirect ownership of shares, (ii) vested stock option awards, and (iii) stock option awards that may become vested, and restricted stock units (“RSUs”) that may be settled, within 60 days of February 22, 2011.
(2)	Based on 103,924,471 shares of Common Stock outstanding on February 22, 2011.
(3)	Includes (i) vested stock option awards and (ii) stock option awards that may become vested, and RSUs that may be settled, within 60 days of February 22, 2011.
(4)

Reflects beneficial ownership of 8,102,347 shares of Common Stock by BlackRock, Inc., as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 2, 2011. Such Schedule 13G indicates that BlackRock, Inc. has sole voting power and sole dispositive power for these shares of Common Stock. The principal business address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(5)	Reflects beneficial ownership of 7,455,484 shares of Common Stock by Putnam, LLC, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC (together, “Putnam”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 14, 2011. Such Schedule 13G indicates that Putnam Investment Management, LLC and The Putnam Advisory Company, LLC have dispositive power over the shares of Common Stock as investment managers to the Putnam family of mutual funds and Putnam’s institutional clients, respectively. Each of the mutual fund’s trustees have voting power over the shares of Common Stock held by each fund, and The Putnam Advisory Company, LLC has shared voting power over the shares of Common Stock held by the institutional clients. The principal business address of Putnam is One Post Office Square, Boston, MA 02109.
(6)

Reflects beneficial ownership of 7,000,000 shares of Common Stock by SRS Partners US, LP, SRS Partners, Ltd., SRS Investment Management, LLC, SRS Partners US GP, LLC and Karthik R. Sarma (“SRS”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 14, 2011. Such Schedule 13G indicates that the shares of Common Stock are directly beneficially owned by SRS Partners US, LP and SRS Partners, Ltd., and that Karthik R. Sarma (as Managing Member of the aforementioned companies), SRS Investment Management, LLC, and SRS Partners US GP, LLC (as general partner with respect to shares of Common Stock held by SRS Partners US, LP) may be deemed to share voting and dispositive power with respect to the shares of Common Stock with SRS Partners US, LP and SRS Partners, Ltd. The principal business address of SRS is 1 Bryant Park, 39th Floor, New York, NY 10036.

(7)	Reflects beneficial ownership of 6,917,270 shares of Common Stock by Columbia Wanger Asset Management, L.P. (“CWAM”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 10, 2011. Such Schedule 13G indicates that CWAM has sole voting power and sole dispositive power for the shares of Common Stock, which include shares held by Columbia Acorn Trust (“CAT”), a Massachusetts business trust that is advised by CWAM. As indicated on such Schedule 13G, CAT holds 5.6% of the shares of Common Stock outstanding. The principal business address for CWAM is 226 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(8)	Reflects beneficial ownership of 6,261,335 shares of Common Stock by Dimensional Fund Advisors LP, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 11, 2011. Such Schedule 13G indicates that Dimensional Fund Advisors LP, acts as an investment adviser to four registered investment companies, and as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively, the “Dimensional Funds”), and in certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. Such Schedule 13G indicates that in its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries possess voting and/or investment power over the shares of Common Stock owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of Common Stock held by the Dimensional Funds. Such Schedule 13G indicates that all shares of Common Stock reported on such Schedule 13G are owned by the Dimensional Funds. The principal business address of Dimensional Fund Advisors, LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(9)

Reflects beneficial ownership of 6,000,000 shares of Common Stock by Senator Investment Group, LP as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 11, 2011. Such Schedule 13G indicates that Senator Investment Group, LP serves as investment manager to two Delaware limited partnerships, four Cayman Island limited partnerships, and a Cayman Islands company and has investment discretion with respect to such entities and sole voting and dispositive power over the shares of Common Stock. The principal business address of Senator Investment Group, LP is 1330 Avenue of the Americas, 26th Floor, New York, NY 10019.

(10)	Reflects beneficial ownership of 5,885,429 shares of Common Stock by PAR Investment Partners, LP, PAR Group, L.P. and PAR Capital Management, Inc. (“PAR”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on January 21, 2011. Such Schedule 13G indicates that PAR has sole voting power and sole dispositive power of the shares of Common Stock. The principal business address for PAR is One International Place, Suite 2401, Boston, MA 02110.

(11)	Reflects beneficial ownership of 5,670,165 shares of Common Stock by The Vanguard Group, Inc., as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 10, 2011. Such Schedule 13G indicates that The Vanguard Group, Inc. has sole voting power over 135,406 shares, sole dispositive power over 5,534,759 shares and shared dispositive power over 135,406 shares of Common Stock. Such Schedule 13G indicates that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 135,406 shares of Common Stock and directs the voting of such shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(12)	Includes 561,249 shares of Common Stock underlying fully vested but unexercised options.
(13)	Includes 5,863 shares of Common Stock held under the Non-Employee Directors Deferred Compensation Plan (the “Plan”), which, pursuant to the terms of the Plan, will be distributed as soon as reasonably practicable following such director’s retirement or termination of service from the Board for any reason (“Director Shares”). Excludes 35,584 shares of Common Stock held under the Plan, which pursuant to the terms of the Plan will be distributed seven months following such director’s retirement or termination of service from the Board for any reason (“Director Deferred Shares”)
(14)	Includes 6,715 Director Shares. Excludes 45,301 Director Deferred Shares.
(15)	Includes 5,599 Director Shares. Excludes 48,634 Director Deferred Shares.
(16)	Includes 5,863 Director Shares. Excludes 34,889 Director Deferred Shares.
(17)	Includes 5,958 Director Shares. Excludes 37,939 Director Deferred Shares.
(18)	Includes 5,296 Director Shares. Excludes 30,479 Director Deferred Shares.
(19)	Includes 429,731 shares of Common Stock underlying fully vested but unexercised options and 19,772 shares of Common Stock underlying RSUs scheduled to vest within 60 days.
(20)	Includes 12,485 Director Shares. Excludes 57,679 Director Deferred Shares.
(21)	Includes 170,000 shares of Common Stock underlying fully vested but unexercised options and 11,671 shares of Common Stock underlying RSUs scheduled to vest within 60 days.
(22)	Includes 185,000 shares of Common Stock underlying fully vested but unexercised options and 6,549 shares of Common Stock underlying RSUs scheduled to vest within 60 days.
(23)	Includes 296,986 shares of Common Stock underlying fully vested but unexercised options and 13,181 shares of Common Stock underlying RSUs scheduled to vest within 60 days.
(24)	Excludes 290,505 Director Deferred Shares.
(25)	Represents 47,779 Director Shares, 86,877 shares of Common Stock underlying time-based RSUs, 1,864,250 shares of Common Stock underlying fully vested but unexercised options with a strike price of $0.79 and 246,640 shares of Common Stock underlying fully vested but unexercised options with strike prices ranging from $11.53 to $33.26.

EXECUTIVE OFFICERS

The present executive officers of the Company are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board of Directors to hold office at the discretion of the Board of Directors and may be removed at any time by the Board of Directors with or without cause.

Name	Offices or Positions To be Held
Ronald L. Nelson	Chief Executive Officer, President and Chief Operating Officer

F. Robert Salerno	Vice Chairman

David B. Wyshner	Executive Vice President and Chief Financial Officer

W. Scott Deaver	Executive Vice President, Strategy and Pricing

Larry D. De Shon	Executive Vice President, Operations

Thomas M. Gartland	Executive Vice President, Sales, Marketing & Customer Care

Mark J. Servodidio	Executive Vice President, Chief Administrative Officer

Patric T. Siniscalchi	Executive Vice President, International Operations

Michael K. Tucker	Executive Vice President, General Counsel and Chief Compliance Officer

Izilda P. Martins	Vice President and Acting Chief Accounting Officer

Biographical information concerning the executive officers of the Company who also presently serve as directors is set forth above under “Board of Directors—Biographical Information for Nominees.” Biographical information concerning all other present executive officers is set forth below.

Name	Biographical Information
David B. Wyshner	Mr. Wyshner, age 43, has been Executive Vice President and Chief Financial Officer since August 2006, and also served as Treasurer from August 2006 to November 2007. Previously, Mr. Wyshner held several key roles within Cendant, starting in 1999, including Executive Vice President and Treasurer and Vice Chairman of the Travel Services Division, which included the Avis and Budget vehicle rental businesses. Prior to joining the Company, Mr. Wyshner was a Vice President in Merrill Lynch & Co.’s investment banking division.

W. Scott Deaver	Mr. Deaver, age 59, has been Executive Vice President, Strategy and Pricing since September 2006. Previously, Mr. Deaver held several positions with the Company, including as Executive Vice President, Marketing. Mr. Deaver started employment with one of the Company’s predecessor companies in 1989.

Larry D. De Shon	Mr. De Shon, age 51, has been Executive Vice President, Operations since October 2006. Prior to joining the Company, Mr. De Shon spent 28 years at United Airlines, starting as a customer service representative and advancing to hold a number of positions of increasing responsibility during his tenure, including as Senior Vice President of airport operations.

Thomas M. Gartland	Mr. Gartland, age 53, has been Executive Vice President of Sales, Marketing & Customer Care since April 2008. Prior to joining the Company, Mr. Gartland was President of JohnsonDiversey, Inc.’s North American Region, where he worked for 14 years. Prior thereto, Mr. Gartland was Vice President and Director of National Accounts with Ecolab Inc., where he also worked for 14 years.

Name	Biographical Information
Mark J. Servodidio	Mr. Servodidio, age 45, has been Executive Vice President, Chief Administrative Officer since June 2010 and held the title of Executive Vice President and Chief Human Resource Officer from August 2006 through June 2010. Previously, Mr. Servodidio served in several senior executive roles with the Company’s human resources function from April 2001. Prior to joining Avis, Mr. Servodidio was with Kraft Foods, Inc. (formerly Nabisco) from 1996 to 2001 where he was head of Human Resources for Nabisco’s sales and supply chain unit. Prior thereto, he served in various leadership roles at PepsiCo, Inc.

Patric T. Siniscalchi	Mr. Siniscalchi, age 61, has been Executive Vice President, International Operations since August 2006. Mr. Siniscalchi joined Avis in 1971 and advanced to hold a number of positions of increasing responsibility during his tenure, including Senior Vice President, International Operations of Cendant’s vehicle rental business.

Michael K. Tucker	Mr. Tucker, age 53, has been Executive Vice President, General Counsel and Chief Compliance Officer since April 2010. Prior to joining the Company, Mr. Tucker was in private practice, serving as managing partner at the law firm of Tucker Associates and of counsel at the law firm of Lowe & Savage from 2007. Prior thereto, Mr. Tucker was Division General Counsel with Tyco International Ltd. Inc. from 2005. Prior to joining Tyco, Mr. Tucker served in senior legal positions with General Electric Company, including division senior counsel of GE Transportation and senior vice president and general counsel of GE Capital International Services. Prior to joining General Electric, Mr. Tucker was associated with the law firms of Ballard Spahr Andrews & Ingersoll, Bingham Dana LLP, and Csaplar & Bok.

Izilda P. Martins	Ms. Martins, age 39, has been Vice President and Acting Chief Accounting Officer of the Company since November 2010 and Vice President of Tax since August 2006. Ms. Martins was previously Director of Tax Planning and Mergers & Acquisitions of Cendant from November 2004. Prior to joining the Company, Ms. Martins was associated with Deloitte & Touche LLP for seven years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We refer you to our Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”) for additional information regarding the 2010 financial results for our Company discussed below. We define Adjusted EBITDA as income from continuing operations before non-vehicle depreciation and amortization, any impairment charge, non-vehicle related interest and income taxes. Our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Executive Summary

“Pay for performance” is a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of performance goals and aligning our executives’ efforts and achievements with our stockholders’ interests.

In 2010, the Company achieved the following significant strategic and business objectives, despite continuing to face challenges related to weak economic conditions:

•	our stock price increased 19% from $13.12 on December 31, 2009 to $15.56 on December 31, 2010;

•	Adjusted EBITDA increased by 87% year-over-year;

•	we continued to control costs and increase our operating efficiency, allowing us to increase Adjusted EBITDA substantially more than revenue grew;

•	all three of our operating segments (Domestic Car Rental, International and Truck Rental) achieved significant increases in Adjusted EBITDA; and

•	we generated $54 million in reported net income compared with a net loss in 2009.

As a result, our named executive officers (“NEOs”) received a maximum payout under the 2010 annual incentive program.

Our 2010 performance reflects the continuation of performance trends seen as our stock price increased from $0.70 on December 31, 2008 to $13.12 on December 31, 2009 and our 2009 Adjusted EBITDA increased 51% notwithstanding a 14% decline in revenue, in the wake of a severe global economic recession. In light of our 2009 performance as well as the transition of our President and Chief Operating Officer to Vice Chairman in connection with his planned retirement, our Board of Directors approved a new five-year employment agreement with our CEO, which included significant changes from the prior agreement such as the elimination of the Section 280G excise tax gross-up provision, tax gross-ups on perquisites, and any severance payable at the end of the term. As contemplated by the new agreement, our CEO was awarded an up-front long-term incentive intended to cover the five-year contract term, with no additional long-term incentives anticipated during the term. The aggregate grant date fair value of this award was $11.2 million and the annualized value is approximately $2.2 million per year. The award is predominantly performance-based with 15% of the award comprised of stock options and 75% of the remainder of the award comprised of performance-based restricted stock units. In addition, the Compensation Committee (the “Committee”) awarded salary increases and cash incentives to certain of our other NEOs at the start of 2010.

The Company’s commitment to pay for performance is also illustrated in the graphs below, which demonstrate the corresponding increase and/or decrease in total NEO annual compensation, on average, as compared to (i) Adjusted EBITDA and (ii) year-end closing stock prices for the years 2007-2010:

*	The graphs reflect performance for each year following the Cendant Separation in 2006. Total NEO compensation for 2007 reflects the average total compensation for all of our NEOs other than our EVP, Sales and Marketing, who joined the Company in 2008.
**	Total NEO compensation is presented as disclosed in the Summary Compensation Table, except that total CEO compensation for 2010 reflects one-fifth of the aggregate grant date fair value of the equity award contemplated by the amended employment agreement as further discussed herein.

In 2011, the Committee expects to continue to focus on “pay for performance” and set appropriately challenging performance goals taking into consideration anticipated continued economic challenges. At the same time, the Committee seeks to be mindful of competitive practices and competing alternatives for management talent. As a result, performance metrics for 2011 reflect business plan Adjusted EBITDA achievement for the annual incentive plan and total shareholder return for the long-term incentive program.

The Committee believes it is imperative to the success of our business to ensure that our management ranks, and particularly our executive-level positions, are populated with persons possessing outstanding capabilities, strong commitment to our business and a drive to add value. Given the anticipated business challenges for 2010, and the pending retirement of our President and Chief Operating Officer, the Committee exercised its discretion to grant certain special incentive awards in 2010 to retain and motivate key executives critical to building the business for the future.

Our Named Executive Officers

This discussion addresses executive compensation in 2010 for our named executive officers, who are:

•	Ronald L. Nelson – Chairman, Chief Executive Officer and President (our “CEO”);

•	David B. Wyshner – Executive Vice President and Chief Financial Officer (our “CFO”);

•	F. Robert Salerno – Vice Chairman;

•	Thomas M. Gartland – Executive Vice President, Sales, Marketing & Customer Care (our “EVP, Sales & Marketing”); and

•	Larry D. De Shon – Executive Vice President, Operations (our “EVP, Operations”).

Mr. Salerno transitioned from President and Chief Operating Officer to Vice Chairman in 2010 as part of his planned retirement.

Components and Mix of Executive Compensation

Compensation for our NEOs is typically comprised of the following components, with actual 2010 compensation,* as illustrated below, subject to certain exceptions, as noted:

*	Pay mix reflects values as disclosed in the Summary Compensation Table, excluding Other Compensation, which constituted less than 3% of total compensation.
**	Reflects one-fifth of the aggregate grant date fair value of the equity award contemplated by the amended employment agreement as further discussed herein.
***	Excludes special cash incentives paid in 2010 to our CFO, EVP, Sales & Marketing and EVP, Operations.

•

Base salary. Each of our NEOs receives a base salary in the form of cash as part of total compensation. Base salaries provide a fixed and competitive form of annual compensation for the performance of primary responsibilities at a level consistent with each executive’s experience and executive role. Base salaries are designed to provide competitive compensation to attract and retain exceptional executive talent and are not performance-based.

•

Annual Incentive Awards. Each of our NEOs received annual performance-based cash incentives. Annual incentives are designed to focus and motivate our executives on achieving the Company’s short-term goals and accordingly, reward our executives upon achieving or exceeding specific annual performance goals using performance metrics that the Company believes are an appropriate measure of operational and financial performance.

•

Long-Term Incentive Awards. Long-term incentive awards are designed to attract and retain a highly qualified executive team, align executive rewards with stockholder interests, provide a focus and incentive for our executives to achieve appropriately challenging long-range performance goals, and allow our executives to share in the value created for the Company’s stockholders.

•

Other Compensation. Each of our NEOs receives certain benefits that are not performance-based and are limited to health, life insurance, disability and retirement benefits, which are all part of our broad-based employee benefits program. Other executive benefits and perquisites include auto use, discounted auto insurance, auto lease and financial planning services. Our CEO, Vice Chairman and CFO also are provided with limited personal use of company aircraft services.

From time to time, compensation for our NEOs can also include special cash incentive awards, which are typically designed to recognize executives who have made outstanding contributions, reward outstanding individual performance and/or offer an additional incentive opportunity for our executives. In 2010, as further discussed below, our CFO, EVP, Sales & Marketing and EVP, Operations were granted special cash incentive awards of $1 million, $250,000 and $250,000, respectively.

Compensation for our CEO

In early 2010, the Company amended and restated its employment agreement with our CEO. The Committee recommended, and the outside members of the Board approved, a new employment agreement to ensure his continued leadership in light of his successful management of the Company throughout his tenure as CEO. The Committee and the Board took into account several additional factors, including our CEO’s ability to successfully guide the Company through a global economic crisis and the desire to have Mr. Nelson remain with the Company for a period extending beyond the expiration date of his prior employment agreement.

Also considered were the potential benefits and the strategic importance of the Company entering into a new employment agreement with our CEO in early 2010. At that time, the Company had achieved many of its significant strategic and business objectives, despite the worldwide economic challenges, and our stock price had increased 1,774%, from $0.70 on December 31, 2008 to $13.12 on December 31, 2009. Among the key benefits of entering into a new employment agreement with our CEO included the opportunity to ensure the long-term retention of our CEO at a critical time while also providing for terms related to thoughtful succession planning, particularly in light of our CEO’s assumption of the additional role of President in June 2010 following the transition of our former President and Chief Operating Officer to Vice Chairman as part of his planned retirement.

The employment agreement covers a five-year period ending on January 27, 2015, which eliminates the need to hold potentially time-consuming re-negotiations over terms of continued employment while allowing our CEO to focus on leading our Company, maintaining strategic focus and building long-term value.

The Committee and the Board made significant changes from the prior agreement with our CEO to better align pay with shareholder interests, including:

•	Elimination of any automatic renewal or “evergreen” feature;

•	Elimination of the trigger that provided grounds for a “Constructive Discharge” upon the occurrence of a “Corporate Transaction” (i.e., single-trigger in a change of control);

•	Elimination of the Section 280G excise tax gross-up provision;

•	Elimination of tax gross-ups on all CEO perquisites; and

•	Elimination of any severance payable at the end of the term.

The amended employment agreement contemplates the following compensation:

•	Annual base salary of $1 million, representing no change since 2006;

•	An annual performance-based cash incentive target of 150% of base salary, contingent upon the Company’s attainment of performance goals, also representing no change since 2006; and

•	A long-term incentive (the “CEO LTI”) comprised of stock options and restricted stock units (“RSUs”).

In keeping with the goal of providing a framework for the terms of employment for the next five years (i.e., 2010-2015), the CEO LTI is intended as the long-term incentive for the entire agreement term and was designed to approximate five times the median 2009 equity compensation of the Company’s Peer Group (as defined under “Determining Executive Compensation Competitiveness”). The aggregate grant date fair value of the CEO LTI is $11.2 million, or $2.2 million on an annualized basis over the five-year term of the agreement. The substantial majority of the CEO LTI was awarded at contract signing (160,000 stock options and 800,000 RSUs). Due primarily to annual equity dilution concerns in 2010, the remainder, or 124,435 RSUs, was granted in January 2011.

The CEO LTI is predominantly performance-based:

•	15% of the award is comprised of stock options (160,000), which only have value if the stock price appreciates; and

•	85% of the award is comprised of RSUs (924,435), with 75% of these shares (693,326) only vesting subject to the attainment of certain average stock prices for 30 consecutive trading days, as follows:

Stock Price* (100% vesting)	# of Shares Subject to Vesting	% Growth (from 2010 grant date share price of $11.53)
$14.59	150,000	26.5%
$16.42	150,000	42.4%
$18.47	196,663	60.2%
$19.62	196,663	70.2%

*	50% of each tranche vests at somewhat lower stock goals that still represent meaningful growth from the 2010 per share grant price of $11.53. Each tranche vests subject to the Company’s attainment of an average closing stock price that equals or exceeds, for 30 consecutive trading days during the performance period, target vesting stock prices.

For additional information regarding this award, please see “Analysis of 2010 Pay Decisions – Long-Term Incentive Awards – 2010 Award for our CEO”.

The Committee and the Board believed that it was important that a significant portion of total CEO compensation consist of performance-based pay in order to encourage the enhancement of shareholder value and to bolster the motivational effect of the overall pay package. The one-time equity award itself was structured to induce our CEO to remain with the Company for the full term of the amended agreement as the award is subject to vesting over five years, and with respect to the RSU award, to encourage and reward the achievement of targeted stock price goals. The Committee consulted various equity-modeling analyses before recommending the equity award to ensure that the award would “pay for performance” and align with shareholder interests.

Entering into the new employment agreement with our CEO was consistent with our pay for performance history as depicted in the graph below, which demonstrates the corresponding increase and/or decrease in total CEO annual compensation as compared to: (i) Adjusted EBITDA and (ii) year-end closing stock prices for the years 2007-2010:

* CEO compensation is presented as disclosed in the Summary Compensation Table for each year following the Cendant Separation in 2006, except that total CEO compensation for 2010 reflects one-fifth of the aggregate grant date fair value of the equity award contemplated by the amended employment agreement as further discussed herein.

CEO compensation for 2010 appears much higher than compensation for the other NEOs in the 2010 Summary Compensation Table primarily because the table reflects the entire 2010 value of the CEO LTI. When the total CEO LTI is averaged over a five-year period (as intended), 2010 CEO compensation is in reasonable proportion to compensation for the other NEOs.

Analysis of 2010 Pay Decisions

Base Salaries

The salaries of our NEOs were reviewed in first quarter 2010 and salary changes are shown in the table below.

Name and Position	2009 Base Salary	2010 Base Salary		% Increase
CEO	$1,000,000	$1,000,000		0%
CFO	525,000	575,000		9.5%
Vice Chairman	700,000	750,000		7.1%
EVP, Sales & Marketing	420,000	500,000	*	19%
EVP, Operations	420,000	500,000	*	19%

*	Effective as of June 2010.

Generally, salaries for our CEO and other NEOs are determined based on several factors, including reasonable comparability with past practice, Peer Group pay data and Survey Data (as described under “Determining Executive Compensation Competitiveness”), and each NEO’s responsibilities, capabilities and skills, commitment to our business, leadership and drive to add value. For our Chief Financial Officer, the Committee also generally considers the size and complexity of our balance sheet and capital structure.

For 2010, base salaries were set consistent with the employment agreements for our CEO, our Vice Chairman and our CFO. The Committee approved a 2010 base salary increase for our EVP, Sales & Marketing and EVP, Operations, taking into consideration primarily the following factors:

•

the expanded scope of their respective responsibilities due to the transition of our former President and Chief Operating Officer to Vice Chairman, a non-operating role, as part of his planned retirement; and

•	performance related to cost-savings and efficiency initiatives in 2009.

Annual Incentive Awards

Each of our NEOs was eligible to earn an annual performance incentive under the 2010 Management Incentive Plan (“2010 MIP”). In first quarter 2010, in connection with the Board’s review of our 2010 business plan, the Committee reviewed and approved MIP EBITDA1 as the appropriate performance metric to measure levels of incentive payout under the 2010 MIP. The Committee believes that for 2010, MIP EBITDA is a key measure of operational and financial performance, and by utilizing this performance metric, the Committee believed the 2010 MIP emphasized the importance of growth in Adjusted EBITDA, profitable sales, and cost-saving and process improvement initiatives.

[1]	“MIP EBITDA” is defined as the Company’s total Adjusted EBITDA, excluding unusual items or any other applicable adjustments as determined by the Committee. Interpolation is utilized to determine the payout percentage for MIP EBITDA achievement above threshold but below maximum achievement levels. MIP EBITDA for 2010 was calculated by excluding the following items from Adjusted EBITDA of $384 million: (i) $14 million of general and administrative expenses related to the potential acquisition of Dollar Thrifty; (ii) $11 million in restructuring charges; and (iii) $1 million of expense for an adverse litigation judgment related to the acquisition of our Budget vehicle rental business in 2002.

At the same time that the Committee approved the performance metric and the goals required to achieve specified levels of payouts, the Committee established levels of incentive payout opportunity for each NEO, expressed as a percentage of base salary earned. The Committee determined that target payouts as a percentage of base salary should remain consistent with 2009 levels, which for our CEO, Vice Chairman and CFO were pre-established in the employment agreements with such officers. Accordingly, annual incentive targets for the 2010 MIP as a percentage of base salary were 150% for our CEO, 100% for our Vice Chairman and our CFO, and 75% for the other NEOs.

Performance goals for the 2010 MIP are summarized below:

Achievement Level	MIP EBITDA (in millions)	Change from MIP EBITDA in 2009 (Actual)	Payout (% of Target Payout)
Maximum	≥ $385	58%	150%
Target	$325	34%	100%
Threshold	$260	7%	50%
Below Threshold	< $260	—	0%

MIP EBITDA for 2010 was $410 million, which represents a 69% increase compared to 2009, resulting in a payout percentage of 150%, meaning that each of our NEOs earned 150% of his target annual incentive opportunity.

Long-Term Incentive Awards

The Committee believes that a substantial portion of a NEO’s compensation should consist of long-term incentive awards, designed to link executive rewards with stockholder value over time as well as to promote long-term retention. Prior years’ grants have included stock-settled appreciation rights, performance-based and time-based restricted stock units, and stock options.

2010 Award for our CEO

The long-term incentive award granted to our CEO in 2010 is summarized below and a discussion of such award is set forth under “Compensation for our CEO”.

Type of Award	Target Number of Share Units Granted	Vesting
Performance-Based Restricted Stock Units	600,000	Subject to continued employment and based on achievement of stock price goals. The goals are expressed as average closing stock prices* that equal or exceed, for 30 consecutive trading days during the period between the grant date and the fifth anniversary of the grant date, specified vesting stock prices.**

Time-Based Restricted Stock Units	200,000	Subject to continued employment and vests on the first anniversary of the date of grant.

Time-Based Stock Options	160,000	Subject to continued employment and vests in one-fifth increments over a five-year vesting period from the date of grant.

*	In January 2011, the Committee approved a prospective correction to the award to make clear that vesting is subject to the Company’s attainment of an “average” closing price that equals or exceeds, for 30 consecutive trading days during the performance period, target vesting stock prices. Such correction resulted in additional compensation expense for the 2010 award granted to our CEO of $319,458, which was recorded in January 2011. The Committee approved the amendment, which was applicable to all 2010 awards of performance-based restricted stock units (“PSUs”), to make the 2010 award consistent with the 2009 long-term incentive granted to our CEO and Vice Chairman and consistent with what the Committee believed to be the expectation of our employees.
**	Stock price goals attained at any time prior to the five-year anniversary of the award, will vest, subject to the time-vesting component, as set forth below:

Stock Price (50-100% vesting)	# of Shares Subject to Vesting	Time Vesting Component	Tranche
$13.45-$14.59	150,000	Second Anniversary	1
$14.52-$16.42	150,000	Third Anniversary	2
$15.69-$18.47	150,000	Fourth Anniversary	3
$16.31-$19.62	150,000	Fifth Anniversary	4

Since the 2010 grant date, our stock price performance has resulted in the attainment of 100% of the performance goals for tranche 1 of the performance-based RSUs awarded to our CEO in 2010 and as a result, tranche 1 will vest in 2012, subject to continued employment. Also, as discussed under “Compensation for our CEO”, in January 2011, the Committee awarded an additional 31,109 time-based restricted stock units, which vest on the first anniversary of the date of grant subject to continued employment; and an additional 93,326 performance-based restricted stock units, 50% of which vest on terms identical to tranche 3 of the 2010 award and 50% of which vest on terms identical to tranche 4 of the 2010 award.

2010 Awards for our NEOs

For our other NEOs, the 2010 award consisted of a combination of performance-based and time-based restricted stock units. This mix was designed to reflect the NEOs’ relative decision-making authority and their consequent ability to impact the Company’s performance. For our NEOs, time-based awards vest one-third on each of the first, second and third anniversaries of the date of grant. The performance-based awards vest at target on the three-year anniversary of the date of grant provided that during the three-year period between the grant date and the third anniversary, the average closing price of our Company’s common stock equals or exceeds $15.77, for at least 30 consecutive trading days. The Committee believed that a target price of $15.77, which represents a 37% increase over the grant date price of $11.53, constitutes substantial growth over a three-year period and therefore was appropriately challenging. The Committee selected share price as a performance metric given shareholders’ focus on total shareholder return.

The 2010 long-term incentive awards for our NEOs are summarized in the table below:

Type of Award	Executives Receiving Award	Target Number of Share Units Granted	Vesting
Performance-Based Restricted Stock Units	CFO Vice Chairman EVP, Operations EVP, Sales & Marketing	43,365 65,048 32,524 32,524	Subject to continued employment, target vesting occurs upon achievement of stock price goals. The goals are expressed as average closing stock prices* that equal or exceed, for 30 consecutive trading days during the period between the grant date and the three-year anniversary of the grant date, specified vesting stock prices.**

Time-Based Restricted Stock Units	CFO Vice Chairman EVP, Operations EVP, Sales & Marketing	43,365 65,048 32,524 32,524	Subject to continued employment and vests one-third on each of the first, second and third anniversaries of the date of grant.

*	As more fully described above, in January 2011, the Committee approved a prospective correction to the award to make clear that vesting is subject to the Company’s attainment of an “average” closing price that equals or exceeds, for 30 consecutive trading days during the performance period, target vesting stock prices. Such correction resulted in additional compensation expense of $87,364 for the 2010 awards granted to the NEOs referred to above, which was recorded in January 2011.
**	Stock price goals are as follows:

Stock Price	Vesting Percentage
$14.12	50%
$14.93	75%
$15.77	100%

Stock price goals for our CEO were set at more challenging levels in recognition of the amount of time in which such goals could be met (i.e., five years), as compared to our other NEOs (i.e., three years). Since the 2010 grant date, our stock price performance has resulted in the attainment of 100% of the target stock price for the 2010 award. As a result, the performance-based RSUs awarded to these NEOs will vest in 2013, subject to continued employment.

The Committee approved the total number of shares subject to long-term incentives to be granted, individual grants to NEOs, and the type of equity to be granted. The following factors were reviewed to determine the appropriate type of equity to be granted: perceived value to NEOs to effect retention goals, a general review of peer practices (as discussed in “Determining Executive Compensation Competitiveness”), potential dilution from equity plans and projected expense balanced with the value delivered to the NEOs. Based on an analysis of these factors, the Committee determined that for 2010, a mix of performance-based and time-based RSUs would:

•	align incentives with shareholders’ focus on total shareholder return;

•	reflect the relevant decision-making impact of the individual and the impact of those decisions on the Company; and

•	maximize retention of key employees in the current environment and over the longer term.

To determine the amount of long-term incentive plan grants for our NEOs, the Committee considered the target value of awards granted prior to 2009.

Prior Performance-Based Awards

None of the performance equity awards from long-term incentive awards granted in 2007 and 2008 vested in 2010 because performance metrics were not met and the 2007 performance-based awards were forfeited. As a result, our CEO did not receive any payout in respect of the 2007 long-term incentive as his 2007 long-term incentive was comprised 100% of performance-based RSUs. Performance equity awards granted to our CFO, EVP, Operations and EVP, Sales & Marketing in 2009 vested in 2010 as a result of attainment of the 2009 EBITDA target for such awards. The performance metrics required for vesting of the performance-based stock options granted in 2009 to our CEO and Vice Chairman were met and those options vested in January 2011.

Special Cash Incentive Awards

In 2010, the Committee approved special cash incentive awards for our CFO, EVP, Operations and EVP, Sales & Marketing. The special incentive award for our CFO, in the amount of $1 million, consisted of an initial partial payment of $667,000 in December 2010 with a second payment of $333,000 to be made in January 2012, subject to continued employment. Our EVP, Operations and EVP, Sales & Marketing each received a $250,000 special incentive award in July 2010. For our CFO, the Committee granted such award in 2010 in acknowledgement of the extraordinary focus and performance required to manage the Company’s capital structure, the role this officer played in the Company’s achievement of our cost-saving objectives during 2009 and to encourage long-term retention in light of such performance. For our EVP, Operations and EVP, Sales & Marketing, the Committee granted such awards in recognition of the additional responsibilities that were assumed by these officers in June 2010 in connection with the transition of our former President and Chief Operating Officer to Vice Chairman as part of his planned retirement.

Setting CEO and other NEO Compensation

Our Board delegates to the Committee the responsibility to approve compensation for all NEOs, including our CEO. As permitted by its charter, the Committee has engaged a compensation consultant. Prior to 2010, the Committee retained Towers Watson (a compensation consulting firm formed in January 2010 through the merger of Watson Wyatt and Towers Perrin) to work with the Committee and the Company as an advisor on executive and key employee compensation matters, including pay competitiveness and executive program plan design. The Committee’s principal contact was Ira T. Kay, who departed from Towers Watson in 2010, initially to an independent advisory firm called Ira T. Kay & Company, subsequently merged into Pay Governance LLC. To maintain continuity, the Committee retained Ira T. Kay & Company and ultimately replaced the engagement of Towers Watson with Pay Governance LLC to work with the Committee and the Company as an advisor on executive and key employee compensation matters, including executive program plan design. The compensation consultant reports to and is directed by the Committee. The Committee periodically reviews its relationship with the compensation consultant and the Committee believes that the compensation consultant it has retained is able to provide it with independent advice. Outside of the services performed for the Committee, the compensation consultant did not provide significant additional services to the Company in 2010.

In 2010, members of the Committee met individually with the compensation consultant in advance of certain meetings of the Committee and the Committee met with the compensation consultant during each Committee meeting, including in executive session.

In the case of named executive officers (other than the CEO), the Committee works with management and the compensation consultant to determine the appropriate level, performance criteria and goals, if applicable, and weighting for each compensation element. Specifically, our process is as follows:

•

Following the approval of the annual business plan by the CEO, our Chief Administrative Officer (“CAO”) and his staff work with the compensation consultant, our CFO and CEO to develop performance criteria and goals based on the Company’s business plan and initiatives articulated to investors.

•

Our CAO works with the compensation consultant to compile information and recommendations for the Committee (including compiling market data, as discussed under “Determining Executive Compensation Competitiveness”) with respect to levels and mix for base salary, annual incentives and long-term incentives.

•

Preliminary information is reviewed with the Chairman of the Committee, and through the Chairman with other members of the Committee, to ensure that the materials are consistent with the Committee’s expectations and compensation philosophy.

•	Management, together with the compensation consultant, jointly presents the information to the Committee for consideration.

•

In some instances, the Committee responds with additional direction; and in other instances the information is presented together with a recommendation that the Committee is asked to approve, which approval can be given with or without modification.

The Committee, by charter, has the ultimate right and authority to revise and/or approve recommendations of management. Recommendations as to the level of compensation for each component generally reflect position scope (defined as the executive’s relative responsibilities compared to others within the Company and the individual’s potential impact on Company operations) and the individual’s experience level and performance in addition to other factors which are further discussed under “Analysis of 2010 Pay Decisions”. Recommendations as to the level of compensation for each component are also compared to market data to reflect reasonable comparability. Recommendations and decisions related to the mix of compensation elements for 2010 generally reflected a review of practices of the Peer Group (as defined below) and are consistent both with past practice and our strategy to tie a greater portion of total target compensation to variable versus fixed compensation.

In approving the annual and long-term incentive awards, the Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and for 2010 concluded that the incentive awards approved would not be likely to encourage excessive risk taking. The Committee typically approves a dollar amount for each RSU award, which is then divided by the closing price of our Common Stock on the date of grant to arrive at the number of RSUs to be granted.

The CEO’s compensation is determined in part based on the same process, performance criteria, goals and competitive market data as the other named executive officers. In addition, the Committee typically works with the compensation consultant to tie corporate goals and objectives to each component of the CEO’s compensation at the beginning of each year based upon, and consistent with, our business and strategic plans. The Committee then evaluates the CEO’s performance against these goals and objectives as of the end of each year. The results of this performance review as well as market data and other factors such as level of experience and responsibilities, leadership, skill and contributions are used by the Committee to determine the CEO’s level and mix of compensation for the subsequent year.

Determining Executive Compensation Competitiveness

The primary goals of our compensation programs for NEOs are to attract and retain a highly talented executive team and to motivate high levels of performance from management. We strive to deliver competitive compensation in our efforts to achieve those goals. Based on input from the compensation consultant, at the beginning of 2010, the Committee conducted a comprehensive review of the Company’s peer group, established in 2008 and approved without change in 2009, which consisted of the following 15 companies: Alaska Air Group, Inc., Continental Airlines, Inc., Dollar Thrifty Automotive Group, Inc., Hertz Global Holdings, Inc., JetBlue Airways Corporation, Officemax Incorporated, Pitney Bowes Inc., Royal Caribbean Cruises Ltd., Ryder System, Inc., SkyWest, Inc., Southwest Airlines Co., Starwood Hotels and Resorts Worldwide, US Airways Group, Inc., Wyndham Worldwide Corporation and YRC Worldwide Inc. (the “Prior Peer Group”).

For 2010, the Committee identified the following 17 companies as our new peer group (the “Peer Group”):

Alaska Air Group, Inc.	Pitney Bowes Inc.
Brink’s Company	R&R Donnelley & Sons Company
Carmax, Inc.	Royal Caribbean Cruises Ltd.
Cintas Corporation	Ryder System, Inc.
Dollar Thrifty Automotive Group, Inc.	Starwood Hotels & Resorts Worldwide
Hertz Global Holdings, Inc.	US Airways Group, Inc.
J.B. Hunt Transport Services, Inc.	Wyndham Worldwide Corporation
Norfolk Southern Corporation	YRC Worldwide Inc.
Officemax Incorporated

Given that there is an insufficient number of public companies in the car rental sector to establish a sufficiently large peer group, the Peer Group was selected to supplement the two U.S.-based publicly traded car rental companies with additional companies based on the following criteria: company size based on revenue as the primary factor, headcount, asset size and market capitalization in addition to business and industry similarities (e.g., travel, transportation, rental/leasing and commercial services). To arrive at the Peer Group, certain of the Prior Peer Group companies were eliminated and certain other companies were added. For example, we replaced Continental Airlines, JetBlue, SkyWest and Southwest Airlines, because it was determined that the Prior Peer Group was weighted too heavily toward the airline industry and such companies were deemed to have dissimilar organizational as well as disparate pay models. The Peer Group was further revised to add the following six companies based on size as well as the attributes set forth below:

Company	Attributes
Brink’s Company	Similar focus on logistics and transportation; also a provider of commercial services
Carmax, Inc.	Similar footprint of auto-related retail sites
Cintas Corporation	Similar focus on rental element and similar business issues; also a provider of commercial services
J.B. Hunt Transport Services, Inc.	Similar focus on logistics and also in the transportation services industry
Norfolk Southern Corporation	Similar focus on logistics and also in the transportation services industry
R&R Donnelley & Sons Company	Similar focus on logistics; also a provider of commercial services

The Committee expects to review the peer group each year for which it determines a review of executive pay data for comparable companies is appropriate, to ensure that the component companies continue to meet the criteria for which they were selected, as well as to identify other companies that may become appropriate for inclusion in our peer group. The Committee reviewed pay data of the Peer Group as discussed under “Compensation for our CEO” and in order to ensure reasonable comparability of the pay packages of our other NEOs.

The Committee recognizes that our executives have opportunities available to them in a range of industries. In order to compare ourselves to the broadest set of general industry market data available, the Committee also reviews widely-used survey data from consulting firms such as Aon Hewitt and Towers Watson for companies that have revenue comparable to ours (the “Survey Data”) as another data point. The Survey Data2 represent data from over 1,000 companies sized according to revenue, assets and number of employees.

[2]	While the Survey Data include a general list of participating companies, each survey provides information on a “no-names” basis—i.e., for each position comparison, it does not identify by name which companies comparable in revenue size to our company produced results for each position matched, and thus we are unable to list the comparable companies that are included in the Survey Data.

In 2010, the Committee considered the Survey Data for each element of the 2010 compensation and benefits package as a general check and to ensure reasonable comparability. Consideration of the Peer Group and the Survey Data was just one factor considered in setting executive compensation for 2010. Please refer to “Compensation for our CEO” and “Analysis of 2010 Pay Decisions” for the other factors considered in setting executive compensation for 2010.

2011 Decisions

In 2011, the Committee approved a long term incentive award for our CEO to complete the award contemplated by the amended agreement, as discussed under “Compensation for our CEO.”

In 2011, the Committee also approved long-term incentive awards for our other NEOs. Such awards consisted of 34,746 time-based restricted stock units and 34,746 performance-based restricted stock units for our CFO and 26,060 time-based restricted stock units and 26,060 performance-based restricted stock units for each of our EVP, Operations and EVP, Sales & Marketing. Time-based awards vest one-third on each of the first, second and third anniversaries of the date of grant. Performance-based awards vest on the three-year anniversary of the date of grant provided that during the three-year period between the grant date and the third anniversary, the average closing price of our Common Stock equals or exceeds, for 30 consecutive trading days, $19.68 for maximum vesting (100%) and $17.63 for threshold vesting (50%). The Company’s stock price on the date of the 2011 awards was $14.39. In lieu of a long-term incentive, our Vice Chairman was awarded a special cash incentive of $982,500 in anticipation of his planned retirement at the end of 2011.

In 2011, the Committee also approved the annual management incentive program for our NEOs (the “2011 MIP”). Performance targets were set based on goals set forth in the Company’s 2011 business plan based on MIP EBITDA.

In 2011, base salaries for our CEO, Vice Chairman and CFO were approved based on the employment agreements of these officers. As a result, in 2011 base salary for our CEO, Vice Chairman and CFO will be $1 million, $800,000 and $600,000, respectively. While no increases to base salary were approved for our EVP, Operations and our EVP, Sales & Marketing, the Committee did increase the annual incentive targets as a percentage of base salary for these officers from 75% to 100%, driven in large part by a desire to have the same targets for all NEOs (other than our CEO).

Policy Related to Equity Awards

Our practice is to grant long-term incentive awards at pre-established meetings of the Committee. The annual long-term incentive award, which generally includes the awards to all of the NEOs, is typically approved on the date of the first regularly scheduled Committee meeting each year. Awards are also approved at each of the other pre-established Committee meetings for executives hired or promoted since the prior meeting. In connection with valuing the grants of equity awards, it is our policy to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our stock on the date the Committee approves the equity grant except in circumstances where, following consultation with counsel, our Committee determines that it would be appropriate to use a different date, in which case the Committee, upon advice of counsel, will determine that date.

Stock Ownership Guidelines

Executives

Our executive stock ownership guidelines require senior officers to acquire and hold designated levels of Avis Budget Common Stock. Under these guidelines, the CEO is required to retain 100%, and other NEOs are required to retain a minimum of 50% of the net shares (net of taxes) obtained upon the vesting of restricted stock awards and of vested stock options or stock appreciation rights, until reaching the following specified ownership thresholds:

Officer(s)	Threshold
CEO	Five times base salary
Vice Chairman, CFO	Three times base salary
Other NEOs	Two times base salary

Such thresholds reflect increases approved in 2011, primarily in response to a review of peer practices. Given the mandatory hold provision until thresholds are obtained, we do not have a deadline for achieving those thresholds. For purposes of executive stock ownership guidelines, stock ownership is defined to include stock owned by the executive directly, stock owned indirectly through the Company’s savings plan, and the “in-the-money” portion of vested stock options and stock appreciation rights.

Following attainment of ownership thresholds, our NEOs will be required, for a period of one year, to hold 50% of the net shares obtained upon the vesting of any equity award and 50% of all stock options that vest. As of March 7, 2011, each of our CEO, Vice Chairman, CFO, EVP, Sales & Marketing and EVP, Operations had exceeded his specified ownership threshold. Shares held by our CEO include 61,000 shares of Common Stock he purchased in the open market for approximately $1 million in 2007.

Board of Directors

As discussed under the “2010 Director Compensation Table,” the annual retainer and committee chair and membership stipends for each non-employee member of the Board of Directors are paid, subject to certain limited exceptions, 50% in cash and 50% in deferred Common Stock of the Company. Each share of deferred Common Stock entitles each director to receive one share of Common Stock following that director’s retirement or termination of service from the Board for any reason. The directors may not sell or receive value from any shares of deferred Common Stock prior to termination of service. In July 2010, following consultation with the Company’s compensation consultants, the annual retainer was increased by $20,000, which represented the first increase in compensation since 2006, and is payable 50% in cash and 50% in deferred Common Stock.

Employment and Change of Control Agreements; Severance Arrangements

To foster the retention of our key management team particularly in light of the separation of our company in 2006, we entered into an employment agreement with each of our CEO, our Vice Chairman, and our CFO. These agreements allowed us, among other things, to obtain post-employment non-compete covenants from these executive officers. Agreements for our Vice Chairman and our CFO were amended in 2008 and our agreement with our CEO was amended in January 2010 as discussed under “Compensation for our CEO”. A detailed description of these employment agreements is set forth under the heading “Employment Agreements and Other Arrangements.”

We consider it essential to the best interests of our stockholders to foster the continued employment of key management personnel. Thus, we have also entered into severance agreements with our two NEOs who do not have written employment agreements. In these agreements, the Company seeks to provide appropriate protections to members of management that are consistent with prevailing market practices.

The benefits that would be received by our NEOs in the event of termination without cause or a change in control are set forth under the heading “Termination, Severance and Change of Control Arrangements.”

Perquisites and Benefits

Avis Budget provides perquisites to its executives that are consistent with those provided to executives in the Peer Group. Our perquisites currently consist primarily of financial planning services, auto use or allowance, discounted auto insurance for up to four vehicles for our CEO and generally two vehicles for our other NEOs, auto leasing through the employee lease program and personal use of company aircraft services (limited to our CEO, CFO and Vice Chairman and subject to certain limitations). The Company pays annual dues for a membership in a private, not-for-profit dining club for use by our CEO, exclusively for the use of Company-sponsored meetings. Employees, including our NEOs, may also receive tickets for sporting events, which are part of our corporate season tickets and do not result in an associated incremental cost to our Company. Our ticket allocation policy is generally seniority-based, with a valid business purpose superseding any personal use. In 2010, the Company eliminated tax reimbursements on perquisites. We will continue to review our compensation and benefit programs to ensure that we remain competitive with comparable companies and are able to attract and retain highly qualified senior executives.

Prohibition on Speculative Stock Transactions

The Company considers it inappropriate for any director or executive officer to enter into speculative transactions in Avis Budget Common Stock. Therefore, our insider trading policy prohibits directors and executive officers from trading in any put or engaging in any short sale (including a short sale “against the box”) or equity swap of Company securities, or trading in any call or other derivative on Company securities.

Recoupment Policy

Our Board of Directors has adopted a policy that provides that if the Board learns of any intentional misconduct by an “executive officer” (as defined under Section 16 of the Securities Exchange Act of 1934, as amended) that resulted in an increase to incentive income awarded to that officer, the Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of the increased portion of incentive income awarded to that officer.

Deductibility of Compensation

Section 162(m) of the Code limits our ability to deduct certain compensation in excess of $1 million paid to our CEO and to certain of our other named executive officers (the “covered NEOs”). This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” We aim to design the performance-based compensation we pay to our named executive officers so that it will satisfy the requirements for deductibility under section 162(m); however, the Committee is authorized to exercise discretion in determining payments in relation to levels of achievement of performance goals and believes that the total compensation program for executive officers should be managed in accordance with the objectives outlined in our compensation philosophy and in the best overall interests of our stockholders. For this reason, some compensation may exceed the limitations or not meet the requirements for deductibility under section 162(m).

Base salary for each of our NEOs does not exceed $1 million; accordingly, salaries for 2010 and 2011 are expected to be deductible. The 2010 annual incentives and performance-based equity awards were granted under plans and programs that we believe met the requirements for deductibility under section 162(m); therefore, we expect that our performance-based long-term incentives and annual incentives granted in 2010 for the covered NEOs will qualify for the “performance-based” exception described above. Our goal is to work toward structuring compensation for the covered NEOs consisting of performance-based long-term incentives and annual incentives (other than any discretionary component) awarded in future years to qualify for the “performance-based” exception.

COMPENSATION COMMITTEE REPORT

The Avis Budget Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

John D. Hardy, Jr. (Chairman)

Leonard S. Coleman

Lynn Krominga

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)
Nelson, Ronald L.* Chairman, Chief Executive Officer, President, and Chief Operating Officer	2010	1,000,000	N/A	8,608,298	985,388	2,250,000	0	249,920	13,093,606
	2009	1,000,000	N/A	0	231,941	2,175,000	0	50,932	3,457,873
	2008	1,000,000	0	1,500,000	0	0	0	125,266	2,625,266

Wyshner, David B. Executive Vice President and Chief Financial Officer	2010	575,000	667,000	968,997	0	862,500	0	74,228	3,147,725
	2009	525,000	N/A	0	206,484	61,250	0	49,512	1,542,246
	2008	525,000	0	750,000	0	0	0	77,126	1,352,126

Salerno, F. Robert Vice Chairman	2010	750,000	N/A	1,453,507	0	1,125,000	110,569	76,164	3,515,240
	2009	700,000	N/A	0	204,654	1,015,000	102,982	31,090	2,053,726
	2008	700,000	0	1,125,000	0	0	59,291	110,503	1,994,794

Gartland, Thomas M. Executive Vice President, Sales, Marketing & Customer Care	2010	478,461	300,000	726,753	0	517,500	0	27,397	2,050,111
	2009	448,692	50,000	0	152,358	457,001	0	30,422	1,138,473
	2008	291,442	50,000	500,000	0	0	0	96,080	937,522

De Shon, Larry D. Executive Vice President, Operations	2010	460,000	250,000	726,753	0	517,500	0	36,630	1,990,883
	2009	420,000	N/A	0	152,358	456,750	0	48,863	1,077,971
	2008	412,313	0	552,500	0	0	0	374,685	1,339,498

*	For a discussion of CEO compensation for 2010, please see “Compensation for our CEO” starting on page 24.
(a)	Salary includes amounts deferred under the Company’s Deferred Compensation Plan or 401(k) Plan as follows for 2008, 2009 and 2010, respectively: Mr. Nelson, $15,323, $22,000 and $60,000; Mr. Wyshner, $31,500, $9,800 and $16,500; Mr. Salerno, $42,000, $0 and $41,769; Mr. De Shon, $15,500, $22,000 and $22,000; Mr. Gartland, $615, $16,931 and $17,750. For 2008, 2009 and 2010, amounts for Mr. Gartland include cost of living adjustments of $23,558, $28,461 and $18,461, respectively. Mr. Gartland commenced employment with the Company in April 2008.
(b)	The 2008 Management Incentive Program (“MIP”) included a discretionary component for which no payments were made. The 2009 and 2010 MIP did not include a discretionary component. Special cash incentive awards were paid in 2010 for Mr. Wyshner, $667,000, Mr. Gartland, $250,000, and Mr. De Shon, $250,000. For Mr. Gartland, payments for 2008, 2009 and 2010 also reflect payments agreed to at the time of hire, with 2010 representing the final year of such payments.
(c)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. Amounts reflect expense incurred in 2011 resulting from a prospective amendment to the 2010 performance-based stock awards to make clear that vesting is subject to attainment of an “average” closing price of our Common Stock over 30 consecutive trading days. The expense incurred as a result of the amendment are: for Mr. Nelson, $319,458; Mr. Wyshner, $21,841; Mr. Salerno, $32,761; Mr. Gartland, $16,381; and Mr. De Shon, $16,381. Assumptions used in the calculation of the grant date value of the 2010 stock awards are included in Note 18 to our audited financial statements for the fiscal year ended December 31, 2010, included in our 2010 Form 10-K. The grant date value of the stock underlying the 2010 stock awards assuming achievement of the highest level of performance conditions are: for Mr. Nelson, $9,224,000; Mr. Wyshner, $999,997; Mr. Salerno, $1,500,007; Mr. Gartland, $750,003; and Mr. De Shon, $750,003. Mr. Nelson’s 2010 award is intended to be part of a five-year award, as discussed in “Compensation for our CEO”.
(d)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For Mr. Nelson’s 2010 award, assumptions used in the calculation are included in Note 18 to our audited financial statements for the fiscal year ended December 31, 2010, included in our 2010 Form 10-K. The award is intended to be part of a five-year award, as discussed in “Compensation for our CEO”.
(e)	Amounts reflected were earned pursuant to the 2007 Equity and Incentive Plan and include deferrals under the Company’s Deferred Compensation Plan. For 2008, there were no non-equity incentive plan payments and, accordingly, no deferrals. For 2009, there were no non-equity incentive plan payment deferrals. For 2010, amounts reflected include deferrals as follows: for Mr. Nelson, $135,000; and Mr. Wyshner, $25,875.
(f)	For Mr. Salerno, the reported change in pension value during the year represents the sum of the increased value accumulated in the Avis Rent A Car System, LLC Pension Plan and the Avis Rent A Car System, LLC Retirement Equalization Benefit Plan. Avis froze its qualified and non-qualified defined benefit pension plans to new participation and future benefit accruals as of December 31, 1998. Please see the Pension Benefits Table below for further information regarding these plans.
(g)	All Other Compensation includes the personal benefits and perquisites presented in the tables below.

All Other Compensation Table

Name	Year	Tax Reimbursement ($)(a)	Deferred Compensation Plan Contributions ($)(b)	Executive Physical ($)(c)	Severance and Other Benefits ($)(d)	Perquisites ($)(e)	Total All Other Compensation ($)
Mr. Nelson	2010	0	180,000	2,825	N/A	67,095	249,920
	2009	15,774	N/A	2,750	N/A	32,408	50,932
	2008	22,551	11,492	2,650	N/A	88,573	125,266

Mr. Wyshner	2010	0	33,288	0	N/A	40,940	74,228
	2009	14,343	N/A	2,250	N/A	32,919	49,512
	2008	10,483	31,500	2,200	N/A	32,943	77,126

Mr. Salerno	2010	0	31,269	0	N/A	44,895	76,164
	2009	10,160	N/A	0	N/A	20,930	31,090
	2008	17,409	42,000	0	N/A	51,094	110,503

Mr. Gartland	2010	0	8,050	2,750	N/A	16,597	27,397
	2009	8,902	N/A	2,650	N/A	18,870	30,422
	2008	8,182	0	0	78,890	9,008	96,080

Mr. De Shon	2010	0	7,908	2,825	N/A	25,897	36,630
	2009	10,751	N/A	2,750	8,652	26,710	48,863
	2008	8,934	13,315	2,200	326,859	23,377	374,685

(a)	Represents tax payments made on behalf of each NEO relating to the provision of financial services as disclosed in footnote (b) to the Perquisites Table below for 2008 and 2009, respectively, for Mr. Nelson, $7,516 and $6,247; Mr. Wyshner, $1,393 and $1,849; Mr. Salerno, $3,088 and $3,132; and Mr. De Shon, $1,367 and $1,849. Also includes tax payments relating to the Company-provided car or annual car allowance as disclosed in footnote (c) to the Perquisites Table below for 2008 and 2009, respectively, for Mr. Nelson, $15,035 and $9,527; Mr. Wyshner, $9,090 and $12,494; Mr. Salerno, $14,321 and $7,028; Mr. Gartland, $5,070 and $8,902; and Mr. De Shon, $7,567 and $8,902. For Mr. Gartland, the amount also includes tax payments relating to relocation services of $3,112 in 2008. Effective January 1, 2010, the Company eliminated such tax payments relating to the provision of financial services and the Company-provided car or annual car allowance.
(b)	Represents Company matching contributions to a non-qualified deferred compensation plan maintained by the Company for the benefit of certain of our executive officers. Under this plan, participants are permitted to defer compensation under the terms of the plan. For 2009, the Company suspended matching contributions for highly-compensated employees (as such term is defined under ERISA), including the NEOs. Matching contributions up to a cap of 3% were reinstated in January 2010, and effective July 1, 2010, they were restored to their pre-2009 level with a cap of 6%. The plan match contributions are: for Mr. Nelson, $180,000 (2010); Mr. Wyshner, $31,500 and $25,875 (for 2008 and 2010, respectively); and Mr. Salerno, $42,000 and $31,269 (for 2008 and 2010, respectively). The defined contribution plan match contributions include matching contributions under the qualified Company-sponsored 401(k) savings plan, as follows: for Mr. Nelson, $11,492 (2008); Mr. Wyshner, $7,413 (2010); Mr. Gartland, $8,050 (2010); and Mr. De Shon, $13,315 and $7,908 (for 2008 and 2010, respectively).
(c)	Represents cost for annual physical examination.
(d)	Amounts represent relocation costs for Mr. Gartland in 2008 and for Mr. De Shon in 2008 and 2009.
(e)	Represents the perquisites presented in the table below.

Perquisites Table

Name	Year	Personal Use of Company Aircraft ($)(a)	Financial Services ($)(b)	Car ($)(c)	Charitable Contributions ($)(d)	Total Perquisites ($)(e)
Mr. Nelson	2010	39,845	12,000	10,250	5,000	67,095
	2009	0	12,158	15,250	5,000	32,408
	2008	51,411	13,174	18,988	5,000	88,573

Mr. Wyshner	2010	9,390	11,550	20,000	N/A	40,940
	2009	0	12,919	20,000	N/A	32,919
	2008	0	10,725	22,218	N/A	32,943

Mr. Salerno	2010	20,991	6,862	17,042	N/A	44,895
	2009	0	9,680	11,250	N/A	20,930
	2008	26,840	7,678	16,576	N/A	51,094

Mr. Gartland	2010	N/A	597	16,000	N/A	16,597
	2009	N/A	620	18,250	N/A	18,870
	2008	N/A	130	8,878	N/A	9,008

Mr. De Shon	2010	N/A	11,147	14,750	N/A	25,897
	2009	N/A	12,460	14,250	N/A	26,710
	2008	N/A	10,127	13,250	N/A	23,377

(a)	Under the Company Aircraft Policy in effect as of December 31, 2010, our CEO has reasonable non-business access to the leased jet services, currently limited to $110,000 annually, subject to prevailing market limits. Our Vice Chairman and our CFO may also use the leased jet services for personal use, at the discretion of our CEO, for a maximum of 10 hours per year. The incremental cost of personal use of the leased jet services was calculated based on the contracted per hour cost, which includes flight specific direct operating costs such as standard fuel, maintenance, repairs, catering, and miscellaneous fees such as variable fuel surcharge as applicable, international fees for travel outside the U.S., and a 7.5% Federal excise tax. Since the aircraft is leased primarily for business travel, fixed costs, such as crew salaries, training, hangaring, insurance, and services support are not included. There was no personal or business usage of the corporate aircraft in 2009.
(b)	For Mr. Nelson, represents reimbursement for financial services provided by an approved outside vendor up to a maximum of $10,000. For the other NEOs, represents actual costs we incurred for financial services including tax return preparation, financial planning and estate planning. Amounts incurred in 2010 are: Mr. Nelson, $10,000; Mr. Wyshner, $10,550; Mr. Salerno, $6,265; and Mr. De Shon, $10,550. Amounts also include company-paid premiums in connection with a group excess liability umbrella insurance policy. The insurance premium amounts for 2010 are: for Mr. Nelson, $2,000; Mr. Wyshner, $1,000; Mr. Salerno, $597; Mr. Gartland, $597; and Mr. De Shon, $597.
(c)	Represents the annual lease value of a Company-provided car, or annual car allowance. All our NEOs participate in the Company’s employee auto insurance program and employee car lease program; however, no amounts are included for these programs as the Company does not incur any incremental cost associated with these programs. For Mr. Gartland, the 2009 amount also includes a one-time $4,000 car allowance transition payment.
(d)	Represents discretionary matching contributions made by The Avis Budget Charitable Foundation.
(e)	For 2008, the Company paid annual dues for corporate private club memberships for use by its NEOs in conducting Company business. These memberships permitted personal use by our NEOs; however, the Company was not responsible for any costs incurred in respect of such personal use and therefore the Company did not incur any incremental cost associated with any NEOs’ personal use of these memberships. All but one of such memberships were cancelled effective January 1, 2009, with the remaining membership for use by our CEO, exclusively for the use of Company-sponsored meetings.

Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)(c)	All Other Option Awards Number of Securities Underlying Options (#)(d)	Exercise or Base Price of Options Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(e)
Name	Grant Date	Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
Mr. Nelson	—	750,000	1,500,000	2,250,000
	1/27/10							200,000	160,000	11.53	3,291,388
	1/27/10				300,000	600,000	N/A				6,302,298

Mr. Wyshner	—	287,500	575,000	862,500
	1/27/10							43,365	0	0	499,998
	1/27/10				21,683	43,365	N/A				468,999

Mr. Salerno	—	375,000	750,000	1,125,000
	1/27/10							65,048	0	0	750,003
	1/27/10				32,524	65,048	N/A				703,503

Mr. Gartland	—	172,500	345,000	517,500
	1/27/10							32,524	0	0	375,002
	1/27/10				16,262	32,524	N/A				351,752

Mr. De Shon	—	172,500	345,000	517,500
	1/27/10							32,524	0	0	375,002
	1/27/10				16,262	32,524	N/A				351,752

(a)	A discussion of 2010 annual incentives is included in the Compensation Discussion and Analysis. The amounts earned for 2010 annual incentives are set forth in the Summary Compensation Table.
(b)	Represents awards of performance-based restricted stock units (“PSUs”). For our CEO, the PSUs vest in four equal installments on the second through fifth anniversaries of the date of grant, subject to continued employment and the achievement of average closing stock prices (50-100% vesting) that equal or exceed, for 30 consecutive trading days, as follows: $13.45-$14.59 (tranche 1); $14.52-$16.42 (tranche 2); $15.69-$18.47 (tranche 3); and $16.31-$19.62 (tranche 4). For our other NEOs, vesting of the PSUs is subject to continued employment and the achievement of average closing stock prices that equal or exceed, for 30 consecutive trading days during the period between the grant date and the three-year anniversary of the grant date, target vesting stock prices of $14.12 (50% vesting) and $15.77 (100% vesting). These awards are discussed in the Compensation Discussion and Analysis.
(c)	Represents awards of time-based RSUs which vest in equal installments on each of the first three anniversaries of January 27, 2010, subject to continued employment, other than Mr. Nelson’s 2010 RSU award, which vested in January 2011.
(d)	Represents award of time-based stock options which will vest in equal installments on each of the first five anniversaries of January 27, 2010, subject to continued employment. This award is discussed in the Compensation Discussion and Analysis.
(e)	Represents the aggregate grant date fair value computed in accordance with FASB ASC 718. Amounts include expense incurred in 2011 resulting from a prospective amendment to the 2010 performance-based stock awards to make clear that vesting is subject to attainment of an “average” closing price of our Common Stock over 30 consecutive trading days. The expense incurred as a result of the amendment are: for Mr. Nelson, $319,458; Mr. Wyshner, $21,841; Mr. Salerno, $32,761; Mr. Gartland, $16,381; and Mr. De Shon, $16,381. Assumptions used in the calculation of the grant date value of the awards are included in Note 18 to our audited financial statements for the fiscal year ended December 31, 2010, included in our 2010 Form 10-K. The grant date value of the stock underlying the PSUs assuming achievement of the highest performance conditions are: for Mr. Nelson, $6,918,000; Mr. Wyshner, $499,998; Mr. Salerno, $750,003; Mr. Gartland, $375,002; and Mr. De Shon, $375,002. Mr. Nelson’s 2010 award is intended to be part of a five-year award as discussed in “Compensation for our CEO”.

Outstanding Equity Awards at Fiscal Year-End Table

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(a)	Number of Securities Underlying Unexercised Options (#) Unexercisable(b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options(#)	Options Exercise Price ($)(c)	Options Expiration Date(d)	Number of Shares or Units of Stock that Have Not Vested (#)(e)	Market Value of Shares or Units of Stock that Have Not Vested ($)(f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(g)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(g)
Mr. Nelson						200,000	3,112,000	795,416	12,376,673
Mr. Nelson	104,249			18.82	4/14/2013
Mr. Nelson	337,079			24.40	8/01/2013
Mr. Nelson		212,500		0.79	1/28/2019
Mr. Nelson		212,500		0.79	1/28/2019
Mr. Nelson		160,000		11.53	1/27/2020
Mr. Wyshner						63,922	994,626	96,089	1,495,145
Mr. Wyshner	170			13.54	1/03/2011
Mr. Wyshner	13,511			27.40	1/22/2012
Mr. Wyshner	2,871			33.26	6/03/2014
Mr. Wyshner	3,104			30.04	4/26/2015
Mr. Wyshner	54,348			24.40	8/01/2013
Mr. Wyshner		150,000		0.79	1/28/2019
Mr. Wyshner	127,500			0.79	1/28/2019
Mr. Salerno						95,884	1,491,955	144,134	2,242,725
Mr. Salerno	18,244			18.85	3/01/2011
Mr. Salerno	36,487			27.40	1/22/2012
Mr. Salerno	108,696			24.40	8/01/2013
Mr. Salerno		187,500		0.79	1/28/2019
Mr. Salerno		187,500		0.79	1/28/2019
Mr. Gartland						45,623	709,894	43,752	680,781
Mr. Gartland		100,000		0.79	1/28/2019
Mr. Gartland	125,000			0.79	1/28/2019
Mr. De Shon						51,803	806,055	52,531	817,382
Mr. De Shon		100,000		0.79	1/28/2019
Mr. De Shon	100,000			0.79	1/28/2019

(a)	Represents fully vested currently exercisable stock options as of December 31, 2010. For Mr. Nelson, includes 337,079 stock-settled stock appreciation rights (“SSARs”), which vested in four equal installments in 2007, 2008, 2009 and 2010. For Messrs. Wyshner and Salerno, includes 54,348 and 108,696 SSARs, respectively, which vested in 2009.
(b)	Represents stock option awards which were granted in 2009 and vested in 2011, other than the award of 160,000 stock options granted to Mr. Nelson in 2010, which vests in equal installments on each of the first five anniversaries of January 27, 2010. For Mr. Nelson and Mr. Salerno, 212,500 and 187,500 performance-based stock options, respectively, vested in January 2011 as the performance target has been achieved.
(c)	Exercisable stock options with a strike price of $0.79 vested in 2010 as the performance target was achieved. For stock option awards (excluding the SSARs referenced above) granted prior to 2009, represents the fair-market value of our Common Stock on the date of the grant as approved by the Cendant Compensation Committee and the original price of such awards was adjusted in 2005 and in 2006 on the dates of (i) the spin-offs of former subsidiaries PHH, Realogy and Wyndham and (ii) a 1-for-10 reverse stock split in September 2006. Exercise prices of $0.79 represent the fair-market value of our Common Stock on the date of grant as approved by Avis Budget Group Compensation Committee on January 28, 2009. Mr. Nelson’s award with an exercise price of $11.53 has a strike price that represents the fair-market value on the date of grant as approved by the Avis Budget Group Compensation Committee on January 27, 2010.
(d)	Represents the expiration date of the stock option grant, subject to continued employment.
(e)	Represents 5,805, 8,708 and 4,064 outstanding RSUs granted to Messrs. Wyshner, Salerno and De Shon, respectively, in 2007, which will vest on March 6, 2011, subject to continued employment; 14,752, 22,128, 13,099 and 15,215 outstanding RSUs granted to Messrs. Wyshner, Salerno, Gartland and De Shon, respectively, in 2008, which vest in two equal installments in March 2011 and 2012 (April 2011 and 2012 for Mr. Gartland), subject to continued employment; 43,365, 65,048, 32,524 and 32,524 outstanding RSUs granted to Messrs. Wyshner, Salerno, Gartland and De Shon, respectively, in 2010, which will vest in three equal installments on January 27, 2011, 2012 and 2013, subject to continued employment; and 200,000 outstanding RSUs for Mr. Nelson which vested on January 27, 2011.

(f)	Values are based on the closing price of our Common Stock on December 31, 2010 of $15.56.
(g)	Represents outstanding PSUs as follows: 77,399, 23,220, 34,830 and 6,966 outstanding PSUs granted to Messrs. Nelson, Wyshner, Salerno and De Shon, respectively, in 2007, which will be forfeited in 2011 as performance goals have not been met; 118,017, 29,504, 44,256, 11,228 and 13,041 outstanding PSUs granted to Messrs. Nelson, Wyshner, Salerno, Gartland and De Shon in 2008; and 600,000, 43,365, 65,048, 32,524 and 32,524 outstanding PSUs granted to Messrs. Nelson, Wyshner, Salerno, Gartland and De Shon in 2010. Although no vesting has occurred for the 2008 PSUs to date as the relevant performance goals were not met, there is an ability to “catch up” over the performance period which ends on December 31, 2011. The outstanding PSUs awarded in 2010 vest subject to attainment of performance goals over the five-year period following the date of grant for Mr. Nelson and on January 27, 2013 for Messrs. Wyshner, Salerno, Gartland and De Shon, subject to the attainment of performance goals. Values are based on the closing price of our Common Stock on December 31, 2010 of $15.56.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(a)	Value Realized on Exercise ($)(b)	Number of Shares Acquired on Vesting (#)(c)	Value Realized on Vesting ($)(d)
Mr. Nelson	—	—	—	—
Mr. Wyshner	60,000	619,392	33,673	461,816
Mr. Salerno	—	—	50,509	692,718
Mr. Gartland	25,000	317,750	6,550	100,739
Mr. De Shon	50,000	544,745	18,130	209,685

(a)	Represents the exercise of stock options granted in 2009 with a grant price of $0.79, which vested on January 28, 2010.
(b)	The value represents the difference between the price of our Common Stock on the date of exercise and the closing price on the date of the grant.
(c)	Includes vesting of 25% of time-based RSUs granted in 2006, 2007 and 2008 for Messrs. Wyshner, Salerno, and De Shon; and vesting of 25% of RSUs granted to Mr. Gartland in 2008.
(d)	Values are based on the closing price of our Common Stock on the date of vesting. Represents timed-based RSUs as follows: 13,181, 19,771 and 11,670 vested in March 2010 at a closing price of $11.53 for Messrs. Wyshner, Salerno and De Shon; 6,550 vested in April 2010 at a closing price of $15.38 for Mr. Gartland; 20,492 and 30,738 vested in May 2010 at a closing price of $15.12 for Mr. Wyshner and Mr. Salerno; and 6,460 vested in October 2010 at a closing price of $11.63 for Mr. De Shon.

Pension Benefits Table

Name	Plan Name(a)	Number of Years of Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Mr. Salerno	Avis Rent A Car System, LLC Pension Plan	28 years, 7 months as of 12/31/10	407,669	—
Mr. Salerno	Avis Rent A Car System LLC Retirement Equalization Benefit Plan	28 years, 7 months as of 12/31/10	525,740	—

(a)	Avis froze its qualified and non-qualified defined benefit pension plans to new participation and future benefit accruals as of December 31, 1998. Mr. Salerno is the only NEO who participated in these plans. Prior to December 31, 1998, Mr. Salerno earned the right to receive certain benefits upon retirement at the retirement age of 65 or upon early retirement on or after age 55. For a discussion of the calculation of retirement benefits, please see Note 19 to our audited financial statements for the fiscal year ended December 31, 2010 included in our 2010 Form 10-K.

The Avis Rent A Car System, LLC Pension Plan is a qualified, final average pay type of retirement plan that pays unreduced benefits upon attainment of age 65. The retirement benefit is calculated by multiplying years of credited service and final average pay (five highest consecutive years earnings in the ten years immediately preceding the December 31, 1998 plan freeze date) and reducing that amount by a portion of estimated Social Security old age benefits payable at age 65. The normal form of payment is a 50% joint and survivor annuity (assuming the participant is married at the time benefit payments commence). Alternate forms of annuity payments and a lump-sum option may be selected, if approved by the spouse.

The Avis Rent A Car System, LLC Retirement Equalization Benefit Plan is a non-qualified Supplemental Executive Retirement Plan (SERP). Payments under this retirement plan are calculated by using the same formula that applies to the qualified plan except that final average earnings under the non-qualified plan are those earnings, prior to the December 31, 1998 plan freeze date that exceeded the limitations imposed by section 415 of the Internal Revenue Code. As with the qualified plan, unreduced benefits are payable upon the attainment of age 65. The normal form of payment under the SERP is a single life annuity. Actuarially equivalent optional forms of payment are available.

Non-qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals / Distributions ($)(d)	Aggregate Balance at Last FYE ($)(e)
Mr. Nelson	195,000	180,000	6,098	0	381,098
Mr. Wyshner	25,875	25,875	14,237	(59,415)	139,571
Mr. Salerno	41,769	31,269	5,176	0	78,214
Mr. Gartland	0	0	0	0	0
Mr. De Shon	0	0	0	0	0

(a)	Under the deferred compensation plan, participants can elect to defer a maximum of 80% of base salary and 98% of annual cash incentives. The agreements between participants and the Company must provide that the deferrals under the plan are (1) irrevocable; (2) agreed to before the compensation is earned; and (3) for a specified length of time. Amounts deferred by participants, as well as any matching contributions made by the Company, are typically contributed to a rabbi trust established for the purpose of holding plan assets. Participants may allocate deferrals to one or more deemed investments under the plan, which may include a deemed investment in the Company’s common stock. Matching contributions may be subject to such distribution provisions as determined from time to time; however, all of a participant’s accounts under this plan will be distributed in the event of a change in control (as defined in the deferred compensation plan) or in the event that the participant’s service with us terminates as a result of death or disability. A participant in this plan may elect a single lump-sum payment of his or her account, or may elect payments over time; however, the participant’s entire account balance will be paid in a single lump sum following a change in control.
(b)	In 2009, the Company suspended matching contributions for highly-compensated employees (as such term is defined under ERISA), including the NEOs. Matching contributions up to a cap of 3% of base salary and annual incentive, as applicable, were reinstated in January 2010, and effective July 1, 2010, they were restored to the pre-2009 level with a cap of 6%.
(c)	All participant deferrals and matching contributions are immediately vested and are held in a grantor trust. Under this arrangement, the Company takes no tax deduction, and the beneficiaries pay no tax on contributions to the trust until they start receiving their money. Although funds are potentially subject to the employer’s creditors, they are inaccessible to present and future management.
(d)	A participant in this plan may elect to receive payment in the form of a single lump sum or in annual installments over a period of up to 10 years; all account balances will be paid in a single lump sum upon change of control of the Company. Mr. Wyshner elected to have his 2002 and 2004 plan year amounts distributed to him in five equal annual installments, beginning in January 2007, and his 2006 plan year amounts distributed to him in four equal annual installments beginning in April 2008. In January 2009, each NEO who was not receiving a prior elected installment payment received a distribution of his aggregated deferred compensation balance at December 31, 2008.
(e)	Represents total trust assets accumulated for all periods of plan participation through the end of 2010. The aggregate balance is the sum of all participant and registrant contributions and investment earnings less any withdrawals or distributions.

Employment Agreements and Other Arrangements

Each NEO is employed by us pursuant to a written agreement of employment or has a severance agreement, as summarized below and under “Employment and Change of Control Agreements; Severance Arrangements.”

Ronald L. Nelson

On January 27, 2010, the Company amended and restated its employment agreement with Mr. Nelson as described in “Compensation for our CEO.”

The amended agreement generally provides Mr. Nelson and his dependents with continuation of certain health and welfare benefits until he reaches (or would have reached) age 75. Also, if Mr. Nelson’s employment with the Company is terminated by the Company without “Cause” or due to a “Constructive Discharge” (as summarized below), Mr. Nelson generally will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus, and accelerated vesting of certain equity awards.

As contemplated by the agreement, effective as of June 30, 2010, Mr. Nelson also assumed the role of President. After June 30, 2012, either the Board of Directors or Mr. Nelson may elect to transition him to serve solely as Chairman of the Board. If Mr. Nelson so elects, a fifty percent (50%) salary and bonus reduction will be imposed. If the Board so elects, such salary reduction will be made in specified increments over the remaining term, based on the year in which such election is made.

Following a “Change in Control” (as defined below) of the Company, the CEO LTI granted to Mr. Nelson generally will become fully vested if Mr. Nelson’s employment with the Company is terminated without Cause or due to a Constructive Discharge. Subject to certain conditions in the award agreements, if Mr. Nelson’s employment is terminated without Cause or due to a Constructive Discharge during the first three years following the grant date (and not in connection with a Change in Control), the unvested portion of the CEO LTI would vest, pro-rata, based on the number of months elapsed since the grant date, with full vesting potentially occurring only after the third anniversary of the 2010 grant date. The amended employment agreement provides for post-termination non-competition and non-solicitation covenants that will last for one year following Mr. Nelson’s completion of the full five-year employment term, subject to certain exceptions, or for two years from the date of termination if Mr. Nelson’s employment is terminated earlier for any reason.

F. Robert Salerno

Mr. Salerno’s employment agreement has a three-year term ending on December 31, 2011.

In addition to providing for a minimum base salary of $700,000, $750,000 and $800,000 for 2009, 2010 and 2011, respectively, and employee benefit plans generally available to our executive officers, Mr. Salerno’s agreement provides for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or the Committee. From June 30, 2010 (the “Transition Date”) through the end of the term of Mr. Salerno’s agreement, Mr. Salerno will serve as Vice Chairman of the Company in a transitional role without day-to-day operating responsibility. At the end of the term of the agreement, Mr. Salerno will be entitled to receive full vesting of time-based equity awards (and any stock options and stock appreciation rights will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards), pro-rata vesting of outstanding performance-based equity awards, and non-cash severance benefits.

Mr. Salerno’s agreement provides that if his employment with us is terminated by us without “Cause” or due to a “Constructive Discharge” (each term as described below) during the term of the agreement, he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Salerno’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards).

Mr. Salerno’s agreement provides for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Salerno’s employment with us. Mr. Salerno has a right pursuant to his employment agreement to be reimbursed from the Company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to limitations described in his employment agreement.

David B. Wyshner

Mr. Wyshner’s employment agreement had an initial term ending on August 31, 2010, which was automatically extended to August 31, 2011. The term will automatically extend for additional one-year periods unless we or Mr. Wyshner provides notice to the other party of non-renewal at least six months prior to the end of the term, as may be extended.

In addition to providing for a minimum base salary of $525,000, $575,000 and $600,000 for 2009, 2010 and 2011, respectively, and employee benefit plans generally available to our executive officers, Mr. Wyshner’s agreement provides for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or the Committee. Mr. Wyshner’s agreement provides that if his employment with us is terminated by us without “Cause” or due to a “Constructive Discharge” (each term as described below), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Wyshner’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after July 28, 2006 will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards).

Mr. Wyshner’s agreement provides for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Wyshner’s employment with us. Mr. Wyshner has a right pursuant to his employment agreement to be reimbursed by the Company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to limitations described in his employment agreement. The Committee intends to review this provision in connection with any future amendments to Mr. Wyshner’s agreement.

Larry D. De Shon and Thomas M. Gartland

Severance agreements for Mr. De Shon and Mr. Gartland provide that if employment is terminated by us other than for “Cause” (as described below), disability or death, the executive will receive a lump-sum severance payout equal to 200% of the sum of base salary plus target incentive bonus, and perquisites to include car usage, financial planning and health coverage for a period of 24 months. Severance is subject to and contingent upon execution of a separation agreement containing a release of claims against the Company and non-competition covenants. The agreement also provides for a lump-sum cash payment equal to the fair market value for the stock-based awards which would have vested in accordance with their original vesting schedule by the one-year anniversary of termination of employment.

Mr. Gartland’s agreement also provides for (i) a $50,000 sign-on bonus, less applicable taxes; (ii) two additional $50,000 payments to be made on the first and second anniversaries of the date of hire in 2009 and 2010, respectively; and (iii) annual cost of living allowances (“COLA”) in the aggregate amount of $75,000, over a three-year period ending in April 2011. If Mr. Gartland voluntarily resigns or if his employment with us is terminated for Cause, any COLA payments owed to Mr. Gartland at the time of his resignation or termination, or received by him during the one-year period prior to his resignation or termination, will be forfeited and any applicable net amounts of COLA payments will be repaid.

Certain Defined Terms

For all our NEOs:

“Cause” is defined as set forth in the agreement for each NEO and is generally defined to include the willful failure to substantially perform duties, any act of fraud, embezzlement or similar conduct and conviction of a felony.

For Mr. Nelson:

“Constructive Discharge” generally means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Nelson’s duties and responsibilities, (b) the business office is relocated to any location that increases his one-way commute by more than 30 miles or to New York City and such relocation constitutes a material negative change to Mr. Nelson’s employment relationship, (c) Mr. Nelson is not the Chief Executive Officer and the most senior executive officer of the Company or does not report directly to the Board, or (d) Mr. Nelson is not elected to serve on the Board or to serve as Chairman of the Board, for any reason other than resignation (excluding any resignation resulting from the failure to satisfy any majority voting requirement), unwillingness to serve, termination for Cause, or termination as a result of death or disability or, in the case of failing to serve as Chairman of the Board, any failure resulting from a requirement of any applicable law that the Chief Executive Officer and the Chairman of the Board be separate individuals.

For Mr. Salerno:

“Constructive Discharge” generally means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Salerno’s duties and responsibilities, including Mr. Salerno ceasing to be an executive officer of a public company but not the transition to the Vice Chairman role, or (b) Mr. Salerno is not nominated to be a member of the Board.

For Mr. Wyshner:

“Constructive Discharge” generally means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Wyshner’s duties and responsibilities, including Mr. Wyshner ceasing to be an executive officer of a public company, (b) the business office is relocated more than 30 miles from Parsippany, New Jersey, (c) Mr. Wyshner is not the most senior financial officer of the Company, (d) the Company provides notice that it will not extend the employment agreement for an additional year, or (e) the occurrence of a “Corporate Transaction” as described below.

“Corporate Transaction” generally means either any person or entity is or becomes the “beneficial owner” of 50% or more of the combined voting power of the Company’s then outstanding voting securities; or a change in the majority of the Board.

“Change in Control” is defined in the Company’s 2007 Equity and Incentive Plan generally as: (a) any person or entity is or becomes the “beneficial owner” of 50% or more of the combined voting power of the Company’s then outstanding voting securities; (b) a change in the majority of the members of the Board; (c) there is a merger or consolidation of the Company; or (d) stockholders of the Company approve a plan or complete liquidation or dissolution of the Company or there is a sale or disposition by the Company of all or substantially all of the Company’s assets.

Discussion of Change-of-Control Provisions

Equity awards granted prior to June 12, 2009 accelerate upon a change-of-control transaction, defined as a “Change in Control” or “Corporate Transaction” (generally as each is described above), pursuant to the terms of such awards. In June 2009, the Change in Control provisions contained in the Company’s 2007 Equity and

Incentive Plan were revised to provide for the acceleration of awards only after both a “Change in Control” (as defined above) of the Company occurs and a participant is terminated without cause or experiences a constructive discharge within two years following a Change in Control of the Company. Such provision applies to the 2010 and 2011 equity awards for Messrs. Nelson, Salerno, Gartland and De Shon.

Under the employment agreements for Messrs. Nelson, Wyshner and Salerno, if employment is terminated due to a “Constructive Discharge” (as described above), which for Mr. Wyshner includes the occurrence of a “Corporate Transaction” (in each case, as described above), the executive will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. Mr. Nelson’s employment agreement also provides him and his dependents with medical benefits through his age 75 and this benefit would continue if Mr. Nelson’s employment were to terminate. Messrs. Wyshner and Salerno each have a right pursuant to his employment agreement to be reimbursed by the company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to certain limitations. Mr. Nelson is not entitled to any tax gross-up or other payments for any “golden parachute” excise taxes, interest or penalties.

Under the severance agreements for Messrs. De Shon and Gartland, if employment is terminated by us other than for disability, death or “Cause” (as described above), which would include a termination by us in connection with a change-of-control transaction, a lump-sum severance payment will be paid equal to 200% of the sum of base salary plus target incentive bonus and perquisites to include car usage, financial planning and health coverage will continue for a period of 24 months.

Termination, Severance and Change of Control Arrangements

The table below shows the potential severance payments for each NEO as of December 31, 2010. All payments are contingent on the executive’s termination of employment and/or the identified triggering events.

Name and Triggering Event(a)	Lump Sum Severance Payment ($)(b)	Accelerated Vesting of Stock-based Awards ($)(c)	Continuation of Benefits and Perquisites ($)(d)	Excise Tax Gross-Up ($)(e)	Total ($)
Mr. Nelson
Resignation or Termination by Company for Cause	0	0	258,221		258,221
Termination due to Death or Disability	1,500,000	22,410,723	295,741		24,206,464
Termination by Company without Cause or due to Constructive Discharge	7,475,000	13,318,501	295,741		21,089,242
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	7,475,000	22,410,723	295,741	N/A	30,181,464
Change of Control Transaction without Termination	0	9,317,923	0	N/A	9,317,923

Mr. Wyshner
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	575,000	4,705,271	80,236		5,360,507
Termination by Company without Cause or due to Constructive Discharge	3,438,500	4,705,271	80,236		8,224,007
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge (f)	3,438,500	4,705,271	80,236	1,954,253	10,178,260
Change of Control Transaction without Termination	0	4,705,271	0	0	4,705,271

Mr. Salerno
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	750,000	9,273,430	71,014		10,094,444
Termination by Company without Cause or due to Constructive Discharge	4,485,000	9,273,430	71,014		13,829,444
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	4,485,000	9,273,430	71,014	3,884,647	17,714,091
Change of Control Transaction without Termination	0	7,249,136	0	0	7,249,136

Mr. Gartland
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	517,500	2,867,675	0		3,385,175
Termination by Company without Cause	1,750,000	1,747,604	43,187		3,540,791
Change of Control Transaction and Termination by Company without Cause	1,750,000	2,867,675	43,187	N/A	4,660,862
Change of Control Transaction without Termination	0	1,855,528	0	N/A	1,855,528

Mr. De Shon
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	517,500	3,100,437	0		3,617,937
Termination by Company without Cause	1,750,000	1,827,287	66,699		3,643,986
Change of Control Transaction and Termination by Company without Cause	1,750,000	3,100,437	66,699	N/A	4,917,136
Change of Control Transaction without Termination	0	2,088,290	0	N/A	2,088,290

(a)	Descriptions of the terms “Cause” and “Constructive Discharge” are generally provided under “Employment Agreements and Other Arrangements” above.
(b)	The lump sum severance payments, other than due to death or disability, were calculated based on each executive’s base salary and target annual incentive as of December 31, 2010 and multiplied by 299% or 200% as applicable. For Mr. Nelson, Mr. Wyshner, and Mr. Salerno, severance payments due to death or disability are calculated based on each executive’s 2010 target annual incentive as of December 31, 2010.

(c)	The value of accelerated vesting of stock-based awards were calculated assuming vesting was accelerated as of December 31, 2010 and based on the closing price of our Common Stock of $15.56 on December 31, 2010. Descriptions of the accelerated vesting provisions are generally provided under “Employment Agreements and Other Arrangements” above.
(d)	For Mr. Nelson, reflects the continuation of benefit plans he participates in until age 75 in the event of a “Resignation or Termination by the Company for Cause” and all other amounts in the “Continuation of Benefits and Perquisites” column include the continuation of such benefits and 24 months of continued car benefits and financial planning. For the other NEOs, reflects 24 months of continued health, dental, car benefits and financial planning.
(e)	Estimated assuming change of control transaction and termination of employment occurred on December 31, 2010 at a stock price of $15.56 and reflecting no value attributable to the future non-competition obligations.
(f)	For Mr. Wyshner, the definition of “Constructive Discharge” includes a “Corporate Transaction” as defined under “Employment Agreements and Other Arrangements” above.

2010 Director Compensation Table

Name of Current Director	Fees Earned or Paid In Cash ($)(a)	Stock Awards ($)(b)	All Other Comp ($)(c)	Total ($)
Choksi, Mary C.	75,000	74,981	5,000	154,981
Coleman, Leonard S.	86,250	86,238	5,000	177,488
Edelman, Martin L.	71,500	71,472	5,000	147,972
Hardy, John D.	75,000	74,981	5,000	154,981
Krominga, Lynn	76,250	76,242	5,000	157,492
Mestre, Eduardo G.	67,500	67,479	5,000	139,979
Sweeney, Stender E.	0	159,988	5,000	164,988

(a)	A full description of all fees paid to our directors is provided below. The cash portion of fees paid represents: 50% of the annual retainer and 50% of committee chair and membership stipends.
(b)	The stock awards represent: 50% of the retainer and 50% of committee chair and membership stipends, which are paid quarterly in deferred Common Stock subject to a cap of 7,500 deferred shares per quarter (the “Stock Award Cap”). Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The number of shares of Common Stock to be received pursuant to the Common Stock portion of the retainer or any other compensation to be paid in the form of Common Stock is equal to the value of the compensation being paid in the form of Common Stock, divided by the fair market value of the Common Stock on the date of grant subject to the Stock Award Cap. To the extent the Stock Award Cap does not permit a quarterly stock award equal to the value of the compensation to be paid in the form of Common Stock, any excess amounts are settled in cash. Each share of deferred Common Stock entitles the non-employee director to receive one share of Common Stock immediately following such director’s retirement or termination of service from the Board for any reason. The non-employee directors may not sell or receive value from any shares of deferred Common Stock prior to such termination of service. Directors may elect to receive more than 50% of their retainer and stipends in deferred Common Stock, subject to the Stock Award Cap. Mr. Sweeney has made such an election.
(c)	Represents discretionary matching contributions available through The Avis Budget Charitable Foundation.

The table below shows the components of Director Compensation provided or made available to non-employee directors for 2010.

	Annual Compensation ($)(a)(b)
Annual Director Retainer(c)	145,000	(d)
One-Time New Director Equity Grant(e)	75,000
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500
Corporate Governance Committee Chair	10,000
Corporate Governance Committee Member	5,000
Executive Committee Member	8,000
Presiding Director Stipend	20,000
Other Benefits	5,000	(f)

(a)	Members of the Board of Directors who are also officers or employees of the Company or any of its subsidiaries do not receive compensation for serving as directors (other than reimbursement of travel-related expenses for meetings held outside of the Company’s headquarters).
(b)	The committee chair stipends and all committee membership stipends are paid 50% in cash and 50% in deferred Common Stock subject to the Stock Award Cap. Directors may elect to receive more than 50% of such stipends in deferred Common Stock also subject to the Stock Award Cap.
(c)	The annual retainer is paid on a quarterly basis. The retainer is paid equally 50% in cash and 50% in shares of deferred Common Stock, subject to the Stock Award Cap.
(d)	The annual director retainer was increased $20,000 from $125,000, effective July 1, 2010.
(e)	The grant is to be made in the form of deferred Common Stock not to exceed 7,500 shares of deferred Common Stock. The number of shares granted is equal to $75,000 divided by the fair market value of a share of Common Stock as of the close of business on the date of the grant. Grants awarded after January 1, 2007 will vest ratably over three years or immediately in the event of a change in control, but directors will not receive such shares and may not sell or receive value from the shares until termination from the Board. To the extent that 7,500 shares of deferred Common Stock does not equate to a value of $75,000, the excess will be paid in deferred cash.
(f)	Represents discretionary matching contributions available through The Avis Budget Charitable Foundation.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed entirely of independent directors and administers the Company’s executive compensation policies and programs. Leonard S. Coleman has served as a member of our Compensation Committee since August 23, 2006. Lynn Krominga has served as a member of our Compensation Committee since January 30, 2007. John D. Hardy, Jr. has served as a member of our Compensation Committee since April 2, 2008. None of these Directors were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2010 or before.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of the Company’s controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing their reports thereon.

In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees) (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required from the independent auditors by the PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence).

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The Audit Committee and the Board of Directors also have recommended the selection of the Company’s independent registered accounting firm for fiscal year 2011.

AUDIT COMMITTEE

Stender E. Sweeney, Chairman

Mary C. Choksi

Lynn Krominga

PROPOSALS TO BE VOTED ON AT MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors has nominated Mses. Choksi and Krominga and Messrs. Coleman, Edelman, Hardy, Mestre, Nelson, Salerno and Sweeney to be elected at the Meeting to serve as directors for a one-year term ending at the 2012 annual meeting of stockholders and until their successors are duly elected and qualified or until his or her earlier resignation or removal. All of the nominees for Director are incumbent nominees and were each elected for one-year terms at the 2010 annual meeting. For certain information regarding each nominee and continuing directors, see “Board of Directors—Biographical Information for Nominees” above.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card, by telephone or electronically via the Internet) will be voted for such alternative person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company’s Amended and Restated Certificate of Incorporation and by-laws.

Directors are each elected by a majority of the votes cast with respect to that nominee in uncontested elections of Directors. This means that the number of votes cast “for” each Director nominee must exceed the number of votes cast “against” that nominee. Any “abstentions” or “broker non-votes” are not counted as votes cast “for” or “against” that Director’s election and will have no effect on the election of Directors. In contested elections, where the number of Director nominees exceeds the number of Directors to be elected, Directors shall be elected by the vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote on the election of Directors. Under the by-laws of the Company, each incumbent Director is required to submit a contingent, irrevocable resignation that the Board of Directors may accept if the Director fails to receive the required vote for election or re-election in an uncontested election. The Corporate Governance Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. The Board is required to act on the resignation within 90 days of the date of certification of election results. Brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the election of directors unless such brokers receive voting instructions from the beneficial owners of such shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH NOMINEE AS A DIRECTOR.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF AUDITORS

Deloitte & Touche LLP has been appointed by the Board of Directors as the Company’s independent registered accounting firm for fiscal year 2011. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

Principal Accounting Firm Fees. Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2010 and 2009 were as follows:

Audit Fees. The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2010 and 2009 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services, including services related to regulatory and statutory filings, were approximately $4.7 million and $4.7 million, respectively.

Audit-Related Fees. The aggregate fees billed for audit-related services were approximately $1 million for the fiscal year ended December 31, 2010 and approximately $227,000 for the fiscal year ended December 31, 2009. Fees for audit-related services related primarily to due diligence pertaining to acquisitions and audits of employee benefit plans.

Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2010 and 2009 were approximately $4.6 million and $4.5 million, respectively. These fees relate to tax compliance, tax advice and tax planning. For the fiscal year ended December 31, 2010, approximately $4.5 million of the above amount related to tax compliance and approximately $125,000 related to tax advice and tax planning. For the fiscal year ended December 31, 2009, approximately $4.1 million of the above amount related to tax compliance and approximately $400,000 related to tax advice and tax planning.

All Other Fees. There were no other fees for the fiscal years ended December 31, 2010 and 2009.

For 2010, approximately $2.6 million of tax fees and $30,000 of audit and audit-related fees were related to the Cendant Separation. For 2009, approximately $2.9 million of tax fees and $100,000 of other fees were related to the Cendant Separation. Virtually all of such costs were reimbursed to the Company by Realogy and Wyndham Worldwide, the two former subsidiaries of the Company that were spun-off in July 2006 as part of the Cendant Separation.

The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. The Audit Committee has also adopted a policy prohibiting the Company from hiring the Deloitte Entities’ personnel who have been directly involved in performing auditing procedures or providing accounting advice to the Company within a specified period of time in any role in which such person would be in a position to influence the contents of the Company’s financial statements.

The Company’s Audit Committee is responsible for appointing the Company’s independent auditors and approving the terms of the independent auditors’ services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditors, as described below.

All services performed by the independent auditors in 2010 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its October 26, 2006 meeting. This policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent auditors in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, except for de minimis amounts under certain circumstances as described below, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by the Deloitte Entities during 2010 and 2009 under such provision.

Although not required by the Company’s by-laws or otherwise, the Board of Directors is submitting for stockholder ratification the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Brokers who hold shares of Common Stock in “street name” will have discretion, on behalf of their clients that beneficially own shares of Common Stock as of the Record Date, to vote on this proposal when the brokers do not receive instructions from such beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2011

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis (beginning on page 21), the Compensation tables (beginning on page 37), and any related information contained in this proxy statement.

As described in detail under “Executive Compensation – Compensation Discussion and Analysis,” “pay for performance” is a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of performance goals and aligning our executives’ efforts and achievements with our stockholders’ interests.

The Company achieved significant strategic and business objectives in 2010 and 2009, despite challenges related to a weak economy, including the following:

•	a 19% increase in our stock price for 2010 and a 1,774% increase for 2009;

•	Adjusted EBITDA increased by 87% year-over-year in 2010 and increased by 51% year-over-year in 2009;

•	we continued to control costs and increase our operating efficiency, allowing us to increase Adjusted EBITDA substantially more than revenue grew;

•	all three of our operating segments (Domestic Car Rental, International and Truck Rental) achieved significant increases in Adjusted EBITDA in 2010; and

•	we generated $54 million of reported net income in 2010 compared to a loss in 2009.

We place a high emphasis on our “pay for performance” philosophy, as evidenced by the following factors:

•

Since 2007, compensation of our NEOs has increased when the Company’s stock price and operational performance has increased and compensation of our NEOs has decreased when there have been declines in our Company’s stock price and operational performance;

•	A majority of target compensation of our NEOs is tied to the achievement of performance goals; and

•

Performance metrics for the Company’s annual incentive awards (Adjusted EBITDA) and long-term incentives (stock price performance) align named executive officer compensation with stockholders’ interest.

In addition, the Committee has taken a number of important steps over the past several years to change our executive compensation program and to strengthen the link between pay and performance. In this regard, the Committee has:

•	Eliminated, among other things, the following provisions from our CEO’s compensation package:

•	the Section 280G excise tax gross-up provision;

•	tax reimbursements on all CEO perquisites; and

•	the provision that defined “Constructive Discharge” to include the occurrence of a “Corporate Transaction” (i.e., single-trigger in a change of control).

•	Amended the Company’s 2007 Equity and Incentive Plan to implement “double-trigger” vesting of awards after a change-in-control;

•	Eliminated tax reimbursements for virtually all perquisites for our other NEOs; and

•	Increased the stock ownership thresholds for our NEOs.

Your vote is requested. We believe that the information regarding named executive officer compensation as disclosed within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of our stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

This vote is advisory and therefore, it will not be binding on the Company, the Compensation Committee or our Board of Directors, nor will it overrule any prior decision or require the Board or the Compensation Committee to take any action. However, the Compensation Committee and our Board of Directors value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee and our Board of Directors will consider stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE RESOLUTION SET FORTH ABOVE

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES

ON EXECUTIVE COMPENSATION

Pursuant to SEC rules, the Company is providing its shareholders a separate non-binding advisory vote to recommend whether an advisory vote on named executive compensation should occur once every one, two or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs once every year is the most appropriate alternative for our Company at this time, and therefore our Board of Directors recommends an annual vote for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation provides the highest level of communication with our stockholders by allowing our stockholders to provide us with their direct input on our named executive officer compensation, as disclosed in the proxy statement, every year. Additionally, an annual advisory vote on executive compensation is consistent with our belief that engagement with our stockholders is a component of our corporate governance and our practice of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters.

In the future we may determine that a less frequent advisory vote is appropriate, either in response to the vote of our stockholders on this proposal or for other reasons.

Stockholders may cast their vote on the preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when voting on this proposal. The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. However, because this vote is advisory and not binding on our Board of Directors or the Company in any way, our Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THE OPTION OF ONCE EVERY YEAR (“1 YEAR”)

AS THE RECOMMENDED FREQUENCY OF AN ADVISORY VOTE

ON NAMED EXECUTIVE OFFICER COMPENSATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures with Respect to Related Person Transactions

The Company recognizes that transactions with Related Persons can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Accordingly, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations in which transactions with related persons may be in, or may not be inconsistent with, the best interests of the Company and its stockholders. Therefore, the Company has adopted written procedures for the review, approval or ratification of transactions with related persons (the “Policy”). The Policy has been approved by the Audit Committee of the Board of Directors, and the Audit Committee will review and may amend the Policy from time to time.

For the purposes of the Policy, a “Related Person” is defined as: (1) any director or executive officer or director nominee; (2) any beneficial holder of more than 5% of any class of the company’s voting securities; (3) any immediate family member of the foregoing persons; or (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect interest.

Under the Policy, Related Person Transactions that are identified as such prior to the consummation thereof or amendment thereto shall be consummated or amended only if proper notice of the facts and circumstances of such transaction has been given to the General Counsel and Corporate Compliance Officer and the Secretary of the Company. If such notice has been given, the Secretary will then assess whether the proposed transaction is a Related Person Transaction for purposes of the Policy. If it is determined that the proposed transaction is a Related Person Transaction and the amount involved exceeds $120,000, the proposed Related Person Transaction will be submitted to the Audit Committee or, under certain circumstances, to the Chairman of the Audit Committee (the “Chair”). The Audit Committee or the Chair will then consider all of the relevant facts and circumstances available to the Audit Committee or the Chair, provided that no member of the Audit Committee will participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee or the Chair will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee or the Chair determines in good faith.

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel and Corporate Compliance Officer becomes aware of a Related Person Transaction for which the amount involved exceeds $120,000 that has not been previously approved or previously ratified under the Policy, the transaction will be submitted to the Audit Committee or Chair. If the transaction is pending or ongoing, the Audit Committee or the Chair will consider all the relevant facts and circumstances available to the Audit Committee or the Chair and shall evaluate all options, including but not limited to ratification, amendment or termination of the Related Person Transaction. If the transaction is completed, the Audit Committee or the Chair will evaluate the transaction to determine if rescission of the transaction and/or any other action is appropriate, and shall request that the General Counsel evaluate the Company’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee or the Chair for prior approval and whether any changes to the Policy are recommended.

Annually, the Audit Committee will review each previously approved or ratified Related Person Transaction that remains ongoing and has a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $60,000 and will determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate such Related Person Transaction.

Other than contributions made pursuant to the Company’s matching contribution program for employees and directors, proposed charitable contributions, or pledges of charitable contributions, in excess of $1,000, in the aggregate, by the Company to a charitable or non-profit organization identified by any Related Person as one in which such person is actively involved in fund-raising or otherwise serves as a director, trustee or in a similar capacity (a “Related Charity”) shall be subject to prior review and approval by the Audit Committee or, under certain circumstances, by the Chair. In addition, each “named executive officer” (as defined by SEC rules and regulations) shall report to the Secretary, and the Secretary shall consolidate the information and report to the Audit Committee, on a quarterly basis, charitable contributions in excess of $1,000, in the aggregate, by the Company’s named executive officers and their spouses to charitable or non-profit organizations identified as a Related Charity.

No immediate family member of a director or executive officer shall be hired as an employee (other than as a temporary intern, if approved by the General Counsel and Corporate Compliance Officer) of the Company unless the employment arrangement is approved by the Audit Committee or, under certain circumstances, by the Chair. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the Audit Committee (except, if the immediate family member is himself or herself an executive officer of the Company, any proposed change in the terms of employment shall be reviewed and approved in the same manner as other executive officer compensatory arrangements).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. The Company believes that all filings required to be made under Section 16(a) of the Exchange Act during 2010 were timely made, with the exception of a clerical error that caused a duplicative filing for Mr. Martin Edelman in November 2010. An amended Form 4 was filed in February 2011 to correct such error when it came to the Company’s attention.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2012 annual meeting of stockholders if they are received by the Company on or before November 26, 2011. Any proposal should be directed to the attention of the Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company not later than the last date for submission of stockholder proposals under the Company’s by-laws. In order for a proposal to be “timely” under the Company’s by-laws, it must be received not less than sixty (60) days (i.e., March 21, 2012) nor more than ninety (90) days (i.e., February 20, 2012) before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, in the event that the annual meeting of stockholders is called for on a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting of stockholders was made, whichever occurs first.

ADDITIONAL INFORMATION

Stockholders with Multiple Accounts. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or from the Company that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares of Common Stock are held in a brokerage account or the Company if you hold registered shares of Common Stock. You can notify the Company by sending a written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: Secretary or by calling (973) 496-4700 and selecting the “Investor Relations” option.

Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has hired Phoenix Advisory Partners to aid in the solicitation of proxies. It is estimated that the fee for Phoenix Advisory Partners will be approximately $9,500 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

Electronic Access to Proxy Statement and Annual Report. This Proxy Statement and the Company’s 2010 annual report may be viewed online at http://bnymellon.mobular.net/bnymellon/car. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by following the instructions provided if you vote via the Internet or by telephone or by enrolling through the transfer agent’s website at www.bnymellon.com/shareowner/isd. If you choose this option, you will receive a proxy form in early March 2012 listing the web site locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of Common Stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

By Order of the Board of Directors

JEAN M. SERA

Secretary

Dated: March 25, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET
http://www.proxyvoting.com/car
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼  FOLD AND DETACH HERE  ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 THROUGH 3 AND FOR “1 YEAR” ON ITEM 4.	Please mark your votes as indicated in this example	☒

The Board of Directors unanimously recommends a vote “FOR” the election of each nominee as director.								The Board of Directors unanimously recommends a vote “FOR” Items 2 and 3.

1. ELECTION OF DIRECTORS

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
Nominees:
1.1 Ronald L. Nelson	☐	☐	☐	1.6 Lynn Krominga	☐	☐	☐

2.   To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2011.

3.   Advisory vote to approve, by a non-binding vote, the compensation of our named executive officers.

										☐	☐	☐
1.2 Mary C. Choksi	☐	☐	☐	1.7 Eduardo G. Mestre	☐	☐	☐
1.3 Leonard S. Coleman	☐	☐	☐	1.8 F. Robert Salerno	☐	☐	☐			☐	☐	☐
1.4 Martin L. Edelman	☐	☐	☐	1.9 Stender E. Sweeney	☐	☐	☐
1.5 John D. Hardy, Jr.	☐	☐	☐					The Board of Directors unanimously recommends a vote FOR “1 YEAR”.
									1 year	2 years	3 years	Abstain
								4. Advisory vote to recommend, by a non-binding vote, the frequency of advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

AVIS BUDGET GROUP, INC.

THIS IS YOUR PROXY.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy card to BNY Mellon Shareowner Services by mail, or by voting via telephone (1-866-540-5760) or via the Internet at www.proxyvoting.com/car.

ADMISSION TICKET

AVIS BUDGET GROUP, INC.

2011 Annual Meeting of Stockholders

Friday, May 20, 2011

11:00 a.m. Eastern Time

DoubleTree Hotel Downtown Wilmington–Legal District

700 N. King Street

Wilmington, Delaware 19801

NON-TRANSFERABLE		NON-TRANSFERABLE

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, Annual Report and other proxy materials are available at: http://www.proxyvoting.com/car

▼  FOLD AND DETACH HERE  ▼

PROXY

AVIS BUDGET GROUP, INC.

Annual Meeting of Stockholders – May 20, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Ronald L. Nelson, Michael K. Tucker, and Jean M. Sera, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Avis Budget Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 20, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250